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                                                                   EXHIBIT 10.10


               AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                         DATED AS OF SEPTEMBER 4, 1998


                                    BETWEEN

                             SKECHERS U.S.A., INC.

                                 AS BORROWER,

                                      AND

                            HELLER FINANCIAL, INC.,

                            AS AGENT AND AS LENDER



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


                               TABLE OF CONTENTS


SECTION 1.  DEFINITIONS AND ACCOUNTING TERMS...............................  1
      1.1   Certain Defined Terms..........................................  1

SECTION 2.  LOANS AND COLLATERAL...........................................  1
      2.1   Loans..........................................................  1
            (A)(1)Term Loan A..............................................  1
            (A)(2)Term Loan B..............................................  1
            (B)   Revolving Loan...........................................  1
            (C)   Eligible Collateral......................................  2
            (D)   Swingline Loan...........................................  4
            (E)   Borrowing Mechanics......................................  4
            (F)   Notes....................................................  5
            (G)   Letters of Credit........................................  5
                  (1)   Maximum Amount.....................................  5
                  (2)   Reimbursement......................................  5
                  (3)   Request for Letters of Credit......................  5
            (H)   Other Letter of Credit Provisions........................  7
                  (1)   Obligations Absolute...............................  7
                  (2)   Nature of Lender's Duties..........................  7
                  (3)   Liability..........................................  7
            (I)   Availability of a Lender's Pro Rata Share................  7
      2.2   Interest.......................................................  8
            (A)   Rate of Interest.........................................  8
            (B)   Computation and Payment of Interest......................  8
            (C)   Interest Laws............................................  9
            (D)   Conversion or Continuation...............................  9
      2.3   Fees...........................................................  9
            (A)   Unused Line Fee..........................................  9
            (B)   Overadvance Fee..........................................  9
            (C)   Prepayment Fee........................................... 10
            (D)   Other Fees and Expenses.................................. 10
      2.4   Payments and Prepayments....................................... 10
            (A)   Manner and Time of Payment............................... 10
            (B)   Mandatory Prepayments.................................... 10
                  (1)   Overadvance........................................ 10
                  (2)   Proceeds of Asset Dispositions..................... 10
            (C)   Voluntary Prepayments and Repayments..................... 10
            (D)   Payments on Business Days................................ 10
      2.5   Term of this Agreement......................................... 10
      2.6   Statements..................................................... 11
      2.7   Grant of Security Interest..................................... 11
      2.8   Capital Adequacy and Other Adjustments......................... 11
      2.9   Taxes.......................................................... 11
            (A)   No Deductions............................................ 11
            (B)   Changes in Tax Laws...................................... 12
            (C)   Foreign Lenders.......................................... 12
      2.10  Required Termination and Prepayment............................ 12
      2.11  Optional Prepayment/Replacement of Agent or Lenders
              in Respect of Increased Costs ............................... 13
      2.12  Compensation................................................... 13
      2.13  Booking of LIBOR Loans......................................... 13
      2.14  Assumptions Concerning Funding of LIBOR Loans.................. 13

SECTION 3.  CONDITIONS TO LOANS............................................ 14

SECTION 4.  BORROWER'S REPRESENTATIONS, WARRANTIES......................... 14
      4.1   Organization, Powers, Capitalization........................... 14
            (A)   Organization and Powers.................................. 14
            (B)   Capitalization........................................... 14
      4.2   Authorization of Borrowing, No Conflict........................ 14
      4.3   Financial Condition............................................ 14
      4.4   Indebtedness and Liabilities................................... 14
      4.5   Account Warranties and Covenants............................... 15
      4.6   Names and Locations............................................ 15
      4.7   Title to Properties; Liens..................................... 15
      4.8   Litigation; Adverse Facts...................................... 15
      4.9   Payment of Taxes............................................... 15
      4.10  Performance of Agreements...................................... 16
      4.11  Employee Benefit Plans......................................... 16


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

      4.12  Intellectual Property.......................................... 16
      4.13  Broker's Fees.................................................. 16
      4.14  Environmental Compliance....................................... 16
      4.15  Solvency....................................................... 16
      4.16  Disclosure..................................................... 16
      4.17  Insurance...................................................... 16
      4.18  Compliance with Laws........................................... 17
      4.19  Bank Accounts.................................................. 17
      4.20  Employee Matters............................................... 17
      4.21  Governmental Regulation........................................ 17
      4.22  Access to Accountants and Management........................... 17
      4.23  Inspection..................................................... 17
      4.24  Collateral Records............................................. 17
      4.25  Account Covenant; Verification................................. 17
      4.26  Collection of Accounts and Payments............................ 18

SECTION 5.  REPORTING AND OTHER AFFIRMATIVE COVENANTS ..................... 18
      5.1   Financial Statements and Other Reports......................... 18
      5.2   Endorsement.................................................... 18
      5.3   Maintenance of Properties...................................... 18
      5.4   Compliance with Laws........................................... 18
      5.5   Further Assurances............................................. 19
      5.6   Additional Mortgaged Property.................................. 19
      5.7   Use of Proceeds and Margin Security............................ 19
      5.8   Bailee......................................................... 19

SECTION 6.  FINANCIAL COVENANTS............................................ 19

SECTION 7.  NEGATIVE COVENANTS............................................. 19
      7.1   Indebtedness and Liabilities................................... 19
      7.2   Guaranties..................................................... 19
      7.3   Transfers, Liens and Related Matters........................... 19
            (A)   Transfers................................................ 19
            (B)   Liens.................................................... 20
            (C)   No Negative Pledges...................................... 20
            (D)   No Restrictions on Subsidiary Distributions to Borrower.. 20
      7.4   Investments and Loans.......................................... 20
      7.5   Restricted Junior Payments..................................... 20
      7.6   Restriction on Fundamental Changes............................. 20
      7.7   Bank Accounts.................................................. 20
      7.8   Transactions with Affiliates................................... 20
      7.9   Conduct of Business............................................ 21
      7.10  Tax Consolidations............................................. 21
      7.11  Subsidiaries................................................... 21
      7.12  Fiscal Year; Tax Designation................................... 21
      7.13  Press Release; Public Offering Materials....................... 21

SECTION 8.  DEFAULT, RIGHTS AND REMEDIES................................... 21
      8.1   Event of Default............................................... 21
            (A)   Payment.................................................. 21
            (B)   Default in Other Agreements.............................. 21
            (C)   Breach of Certain Provisions............................. 21
            (D)   Breach of Warranty....................................... 21
            (E)   Other Defaults Under Loan Documents...................... 21
            (F)   Change in Control........................................ 21
            (G)   Involuntary Bankruptcy; Appointment of Receiver, etc..... 22
            (H)   Voluntary Bankruptcy; Appointment of Receiver, etc....... 22
            (I)   Liens.................................................... 22
            (J)   Judgment and Attachments................................. 22
            (K)   Dissolution.............................................. 22
            (L)   Solvency................................................. 22
            (M)   Injunction............................................... 22
            (N)   Invalidity of Loan Documents............................. 22
            (O)   Failure of Security...................................... 22
            (P)   Damage, Strike, Casualty................................. 22
            (Q)   Licenses and Permits..................................... 23
            (R)   Forfeiture............................................... 23
      8.2   Suspension of Commitments...................................... 23
      8.3   Acceleration................................................... 23
      8.4   Remedies....................................................... 23
      8.5   Appointment of Attorney-in-Fact................................ 23

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

      8.6   Limitation on Duty of Agent with Respect to Collateral......... 24
      8.7   Application of Proceeds........................................ 24
      8.8   License of Intellectual Property............................... 24
      8.9   Waivers, Non-Exclusive Remedies................................ 24

SECTION 9.  AGENT.......................................................... 24
      9.1   Agent.......................................................... 24
            (A)   Appointment.............................................. 24
            (B)   Nature of Duties......................................... 25
            (C)   Rights, Exculpation, Etc................................. 25
            (D)   Reliance................................................. 25
            (E)   Indemnification.......................................... 25
            (F)   Heller Individually...................................... 26
            (G)   Successor Agent.......................................... 26
            (H)   Collateral Matters....................................... 26
                  (1)   Release of Collateral.............................. 26
                  (2)   Execution of Releases.............................. 26
                  (3)   Absence of Duty.................................... 27
            (I)   Agency for Perfection.................................... 27
            (J)   Exercise of Remedies..................................... 27
      9.2   Notice of Default.............................................. 27
      9.3   Action by Agent................................................ 27
      9.4   Amendments, Waivers and Consents............................... 27
      9.5   Assignments and Participations in Loans........................ 28
      9.6   Set Off and Sharing of Payments................................ 29
      9.7   Disbursement of Funds.......................................... 29
      9.8   Settlements, Payments and Information.......................... 29
            (A)   Revolving Advances and Payments; Fee Payments............ 29
            (B)   Return of Payments....................................... 30
      9.9   Dissemination of Information................................... 30
      9.10  Discretionary Advances......................................... 30

SECTION 10.  MISCELLANEOUS................................................. 30
      10.1  Expenses and Attorneys' Fees................................... 30
      10.2  Indemnity...................................................... 31
      10.3  Notices........................................................ 31
      10.4  Survival of Representations and Warranties
            and Certain Agreements......................................... 32
      10.5  Indulgence Not Waiver.......................................... 32
      10.6  Marshaling; Payments Set Aside................................. 32
      10.7  Entire Agreement............................................... 32
      10.8  Severability................................................... 32
      10.9  Lenders' Obligations Several; Independent Nature of
            Lenders' Rights................................................ 32
      10.10 Headings....................................................... 32
      10.11 APPLICABLE LAW................................................. 32
      10.12 Successors and Assigns......................................... 33
      10.13 No Fiduciary Relationship; No Duty; Limitation of Liabilities.. 33
      10.14 CONSENT TO JURISDICTION........................................ 33
      10.15 WAIVER OF JURY TRIAL........................................... 33
      10.16 Construction................................................... 33
      10.17 Counterparts; Effectiveness.................................... 33
      10.18 Confidentiality................................................ 34

SECTION 11.  DEFINITIONS AND ACCOUNTING TERMS.............................. 34
      11.1  Definitions.................................................... 34
      11.2  Accounting Terms............................................... 42
      11.3  Other Definitional Provisions.................................. 43

CONDITIONS RIDER........................................................... 45
            (A)   Closing Deliveries....................................... 45
            (B)   Security Interests....................................... 45
            (C)   Representations and Warranties........................... 45
            (D)   Fees..................................................... 45
            (E)   No Default............................................... 45
            (F)   Performance of Agreements................................ 45
            (G)   No Prohibition........................................... 45
            (H)   No Litigation............................................ 45

REPORTING RIDER............................................................ 46
            (A)   Monthly Financials....................................... 46
            (B)   Year-End Financials...................................... 46
            (C)   Accountants' Certification and Reports................... 46


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


            (D)   Compliance Certificate................................... 46
            (E)   Borrowing Base Certificates, Registers and Journals...... 46
            (F)   Reconciliation Reports, Inventory Reports
                    and Listings and Agings ............................... 46
            (G)   Management Report........................................ 47
            (H)   Appraisals............................................... 47
            (I)   Government Notices....................................... 47
            (J)   Events of Default, etc................................... 47
            (K)   Projections.............................................. 47
            (L)   Other Information........................................ 47

FINANCIAL COVENANTS RIDER.................................................. 48
            (A)   Tangible Net Worth....................................... 48
            (B)   Working Capital.......................................... 48
            (C)   Ratio of Indebtedness to Tangible Net Worth.............. 48


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               AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


     THIS AGREEMENT is dated as of September 4, 1998, and entered into among SKECHERS U.S.A., INC., a California corporation ("Borrower"), the financial institution(s) listed on the signature pages hereof, and their respective successors and Eligible Assignees (each individually a "Lender" and collectively "Lenders") and HELLER FINANCIAL, INC., a Delaware corporation (in its individual capacity, "Heller"), for itself as Lender and as agent. This Agreement amends and restates the Loan and Security Agreement between Heller and Borrower originally dated June 21, 1993 (as subsequently amended, the "Original Agreement").

     WHEREAS, Borrower desires that Lenders extend a credit facility to enable Borrower to retire certain of its existing Indebtedness (including Indebtedness incurred under the Original Agreement) and to provide working capital financing and to provide funds for other general corporate purposes;

     WHEREAS, to secure Borrower's obligations under the Loan Documents, Borrower is granting to Agent, for benefit of Lenders, a security interest in and lien upon certain of Borrower's property;

     WHEREAS, The Greenberg Family Trust ("Guarantor") is willing to guaranty certain of the Obligations of Borrower to Agent and Lenders under the Loan Documents and to grant to Agent, for benefit of Lenders, a security interest in the Guarantor Cash Collateral to secure such guaranty; and

     WHEREAS, Skechers By Mail, Inc., a Delaware corporation ("Subsidiary Guarantor") and a Subsidiary of Borrower, has also agreed to guaranty the Obligations of Borrower to Agent under the Loan Documents;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Agent and Lenders agree as follows:

                   SECTION 1. DEFINITIONS AND ACCOUNTING TERMS


     1.1 Certain Defined Terms. The capitalized terms and the accounting terms used in this Agreement shall have the meanings set forth in Section 11 of this
Agreement:

                         SECTION 2. LOANS AND COLLATERAL

     2.1 Loans.

          (A)(1) Term Loan A. Each Lender, severally, agrees to lend to Borrower, on the Closing Date, its Pro Rata Share of Term Loan A which is in the aggregate amount of $2,775,000. Term Loan A shall be funded in one drawing. Amounts borrowed under this subsection 2.1(A)(1) and repaid may not be reborrowed. Borrower shall make principal payments in the amount of the applicable Scheduled Installment of Term Loan A (or such lesser principal amount as shall the be outstanding) on the dates set forth below.

          "Scheduled Installment" of Term Loan A means a payment of $25,000 on the first day of each month commencing October 1, 1998; provided, however, the entire Term Loan A shall be due and payable on Termination Date.

          (A)(2) Term Loan B. Each Lender, severally, agrees to lend to Borrower on the Closing Date its Pro Rata Share of Term Loan B which is in the aggregate amount of $13,250,000. Term Loan B shall be funded in one drawing. Amounts borrowed under this subsection 2.1.(A)(2) and repaid may not be reborrowed. Borrower shall pay the entire Term Loan B in a single installment on the earlier of (i) the one year anniversary of the Closing Date, or (ii) the receipt by Borrower of any proceeds of an initial public offering.

          (B) Revolving Loan. Each Lender, severally, agrees to lend to Borrower from time to time its Pro Rata Share of each Revolving Advance. The aggregate amount of all Revolving Loan Commitments shall not exceed at any time $120,000,000 as reduced by Section 2.4(B). Amounts borrowed under this subsection 2.1(B) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Revolving Loan Commitment pursuant to subsection
8.3 or (ii) the Termination Date; provided, however, that Borrower shall reduce the Revolving Loan to an amount not greater than the Cleanup Amount for at least one Business Day each consecutive twenty one (21) day period. Except as otherwise provided herein, no Lender shall have any obligation to make a Revolving Advance to the extent such Revolving Advance would cause the Revolving Loan (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount.

               (1) "Maximum Revolving Loan Amount" means, as of any date of determination, the lesser of (a) the Revolving Loan Commitment(s) of all Lenders less the Letter of Credit Reserve and (b) the Borrowing Base less (i) the Letter of Credit Reserve, (ii) the unpaid amount of Term Loan A and Term Loan B plus
(iii) the amount of any outstanding Discretionary Advances; and

               (2) "Borrowing Base" means, as of any date of determination, an amount equal to the sum of (a) 85% of Eligible Accounts plus (b) the lesser of
(i) $55,000,000, and (ii) 60% of Eligible Inventory (excluding Eligible Retail Inventory) plus (c) the lesser of (i) $2,000,000 and (ii) fifty percent (50%) of the Eligible Retail Inventory plus (d) the Overadvance Amount; plus (e) the amount of Guarantor Cash Collateral; and less in each case such reserves as Agent in its reasonable discretion may elect to establish. Without limiting the generality of the foregoing, commencing thirty (30) days following the Closing Date, Agent may reserve from the Borrowing Base up to the amount of three months' rent in respect of each leased warehouse where there is located Eligible Inventory to the extent Agent has not received a Landlord Waiver and Consent in respect of such location.

               (3) "Cleanup Amount" means the Borrowing Base less (i) the Letter of Credit Reserve, (ii) the amount of Guarantor Cash Collateral; (iii) the Overadvance Amount; and (iv) the amount of any outstanding Discretionary Advances.

          (C) Eligible Collateral.

          "Eligible Accounts" means, as at any date of determination, the aggregate of all Accounts that Agent, in its reasonable credit judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, the Requisite Lenders may determine that the following Accounts are not Eligible Accounts:

               (1) Accounts which, at the date of issuance of the respective invoice therefor, were payable more than sixty (60) days after the date of issuance of such invoice, provided that thirty-five percent (35%) of the aggregate amount of Accounts outstanding at any one time that contain dating of more than sixty (60) but less than or equal to one hundred twenty (120) days after the issuance of any such invoice would be eligible; provided, however, that with respect to any one customer, Accounts that contains such dated terms may not exceed ten percent (10%) of the aggregate amount of Accounts outstanding at any one time from such customer;

               (2) Accounts which remain unpaid for more than sixty (60) days after the due date specified in the original invoice or for more than one hundred twenty one (121) days after invoice date if no due date was specified;

               (3) Accounts due from a customer whose principal place of business is located outside the United States of America (other than Accounts due from (i) Foot Locker Europe B.V. up to an aggregate outstanding amount of $750,000 and (ii) Woolworth Canada, Inc. or its successor up to an aggregate outstanding amount of $750,000), unless such Account is backed by a letter of credit, in form and substance acceptable to Agent, and issued or confirmed by a bank that is organized under the laws of the United States of America or a State thereof, that has capital and surplus in excess of $250,000,000 and that is acceptable to Agent, provided that such letter of credit has been delivered to Agent as additional Collateral;

               (4) Accounts which are otherwise eligible with respect to which the account debtor is owed a credit by Borrower, but only to the extent of such credit;

               (5) Accounts due from an account debtor which Agent has notified Borrower does not have a satisfactory credit rating;

               (6) Accounts with payment terms in excess of sixty (60) days with respect to which the account debtor is the United States of America, any state or any municipality, or any department, agency or instrumentality thereof unless Borrower has, with respect to such Accounts, complied with the Federal Assignment of Claims Act of 1940 as amended (31 U.S.C. Section 3727 et seq) or any applicable statute or municipal ordinance of similar purpose and effect;

               (7) Accounts with respect to which the account debtor is an Affiliate of Borrower or a director, officer, agent, stockholder or employee of Borrower or any of its Affiliates (other than arms length Accounts owing by Division Six Sports, Inc. so long as such company is a factoring client of Heller);

               (8) Accounts due from an account debtor if more than 25% of the aggregate amount of Accounts of such account debtor have at the time remained unpaid for more than sixty (60) days after due date or one hundred and twenty
(120) days after the invoice date if no due date was specified;

               (9) Accounts with respect to which there is any unresolved dispute with the respective account debtor (but only to the extent of such dispute);

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                  (10) Accounts evidenced by an "instrument" or "chattel paper"
(as defined in the UCC) not in the possession of Agent, on behalf of Lenders;

                  (11) Accounts with respect to which Agent, on behalf of Lenders, does not have a valid, first priority and fully perfected security interest;

                  (12) Accounts subject to any lien except those in favor of Agent, on behalf of Lenders;

                  (13) Accounts with respect to which the account debtor is the subject of any bankruptcy or other insolvency proceeding;

                  (14) Accounts due from an account debtor to the extent that such Accounts exceed in the aggregate an amount equal to thirty percent (30%) of the aggregate of all Accounts at said date;

                  (15) Accounts with respect to which the account debtor's obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Account have not been delivered (or performed, as applicable) and accepted by such account debtor, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignment sales;

                  (16) Accounts with respect to which the account debtor is located in New Jersey, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year;

                  (17) Accounts with respect to which the customer is owed a credit balance by Borrower which remains unpaid for more than ninety (90) days (but only to the extent of such credit);

                  (18) Any Account with respect to which the customer is a Person to which Borrower is indebted, provided, however, that any such account shall only be ineligible as to that portion of such account which is less than or equal to the amount owed by Borrower to such Person; and

                  (19) Accounts with respect to which the account debtor is a creditor of Borrower, provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by Borrower to such Person.

            "Eligible Inventory" means, as at any date of determination, the value (determined at the lower of cost or market on a first-in, first-out basis) of all Inventory owned by Borrower and located in the United States of America that Agent, in its reasonable credit judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, the Requisite Lenders may determine that the following is not Eligible Inventory:
(a) work-in-process that is not readily marketable in its current form; (b) finished goods which do not meet the specifications of the purchase order for such goods; (c) Inventory which Agent determines, is unacceptable for borrowing purposes due to age, quality, type, category and/or quantity; (d) packaging, shipping materials or supplies consumed in Borrower's business; (e) Inventory with respect to which Agent, on behalf of Lenders, does not have a valid, first priority and fully perfected security interest; (f) Inventory with respect to which there exists any Lien in favor of any Person other than Agent, on behalf of Lenders; (g) Inventory produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provisions contained in Title 29 U.S.C. 215(a)(i) or any replacement statute; (h) Inventory located at any location not scheduled by Borrower; and (i) any finished goods inventory styled with a turn of greater than three hundred and sixty (360) days; provided, however, that any such style shall remain eligible if open orders exist in respect of greater than forty percent (40%) of the total such inventory on hand.

            "Eligible Retail Inventory" means Eligible Inventory (a) which is located at any of the Borrower's retail locations for which Borrower has used its best commercial efforts to obtain for the benefit of Agent a Landlord Waiver and consent executed by the lessor or landlord of such location and (b) the proceeds of the sale of which are remitted by Borrower to a bank account or accounts blocked or controlled by Agent.

            "Swingline Lender" means Heller, or if Heller shall resign as Swingline Lender, another lender selected by Agent and reasonably acceptable to Borrower.

            (D) Swingline Loan. Agent may convert any request by Borrower for a Revolving Advance into a request for an Advance under the Swingline Loan. The Swingline Loan shall be a Base Rate Loan and shall not exceed in the aggregate at any time outstanding the Maximum Swingline Loan Amount. In the event that on any Business Day Swingline Lender desires that all or any portion of the Swingline Loan should be reduced in whole or in part, Swingline Lender shall promptly notify Agent to that effect and indicate the portion of the Swingline Loan to be reduced. Swingline Lender hereby agrees that it shall notify Agent to reduce the Swingline Loan to $0 at least once every rolling, consecutive twenty one (21) day period. Agent agrees to promptly transmit to Lenders the information contained in each notice received by Agent from Swingline Lender and shall concurrently notify Lenders of each Lender's Pro Rata Share of the obligation to make a Revolving Advance to repay the Swingline Loan (or portion thereof).

      Each of the Lenders hereby unconditionally and irrevocably agrees to fund to Agent for the benefit of Swingline Lender, in lawful money of the United States and in same day funds, not later than 1:00 p.m. Central time on the Business Day immediately following the Business Day of such Lender's receipt of such notice from Agent (provided that if any Lender shall receive such notice at or prior to 11:00 a.m. Central time on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender's Pro Rata Share of a Revolving Advance (which Revolving Advance shall be a Base Rate Loan and shall be deemed to be requested by Borrower) in the principal amount of such portion of the Swingline Loan which is required to be paid to Swingline Lender under this subsection 2.1(D) (regardless of whether the conditions precedent thereto set forth in Section 3 and the Conditions Rider are then satisfied and whether or not Borrower has provided a notice of borrowing under subsection 2.1(E) and whether or not any Default or Event of Default exists or all or any of the Loans have been accelerated, but subject to the other provisions of this subsection 2.1(D). The proceeds of any such Revolving Advance shall be immediately paid over to Agent for the benefit of Swingline Lender for application applied by Agent to the Swingline Loan.

      In the event that an Event of Default shall occur and either (i) such Event of Default is of the type described in subsection 8.1(G) or (H) hereof or
(ii) no further Revolving Advances are being made under this Agreement, so long as any such Event of Default is continuing, then, each of the Lenders (other than Swingline Lender) shall be deemed to have irrevocably, unconditionally and immediately purchased from Swingline Lender such Lender's pro rata share of the Swingline Loan outstanding as of the date of the occurrence of such Event of Default. Each Lender shall effect such purchase by making available an amount equal to its participation on the due date of such purchase in U.S. Dollars in immediately available funds to Agent's Accounts for the benefit of Swingline Lender. In the event any Lender fails to make available to Swingline Lender when due the amount of such Lender's participation in the Swingline Loan, Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate. Each such purchase by a Lender shall be made without recourse to Swingline Lender, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to Swingline Lender. The obligations of the Lenders under this subsection 2.1(D) shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever.

            (E) Borrowing Mechanics. (1) LIBOR Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount. (2) On any day when Borrower desires an advance under this subsection 2.1, Borrower shall give Agent telephonic notice of the proposed borrowing by 11:00 a.m. Central time on the Funding Date of a Base Rate Loan and three Business Days in advance of the Funding Date of a LIBOR Loan, which notice (a "Notice of Borrowing") shall specify the proposed Funding Date (which shall be a Business Day), whether such Loans shall consist of Base Rate Loans or LIBOR Loans, and, for LIBOR Loans, the Interest Period applicable thereto. Any such telephonic notice shall be confirmed in writing on the same day. Neither Agent nor Lender shall incur any liability to Borrower for acting upon any telephonic notice Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1(E). Neither Agent nor Lender will be required to make any advance pursuant to any telephonic notice unless Agent has also received the most recent Borrowing Base Certificate and all other documents required under Section 3 and the Reporting Rider hereof by 11:00 a.m. Central time. Each Advance shall be deposited by wire transfer in immediately available funds in such account as Borrower may from time to time designate to Agent in writing. The becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, accrued interest and fees shall be deemed irrevocably to be on automatic request by Borrower for a Revolving Advance, which shall be a Base Rate Loan on the due date of, and in the amount required to pay (as set forth on Agent's books and records), such principal, accrued interest and fees.

            (F) Notes. Borrower shall execute and deliver to each Lender with appropriate insertions a Note to evidence such Lender's Commitments. In the event of an assignment under subsection 9.5, Borrower shall, upon surrender of the assigning Lender's Notes, issue new Notes to reflect the interest held by the assigning Lender and its Eligible Assignee.

            (G) Letters of Credit. The Revolving Loan Commitments, may, in addition to Revolving Advances, be utilized, upon the request of Borrower, for
(i) the issuance of letters of credit by Agent; or with Agent's consent any Lender, or (ii) issuance by Agent of risk participations to banks to induce such banks to issue Bank Letters of Credit or bank acceptances ("Bank Acceptances") for the account of Borrower (each of (i) and (ii) above a "Lender Letter of Credit"). Each Lender shall be deemed to have purchased a participation in each Lender Letter of Credit issued on behalf of Borrower in an amount equal to its Pro Rata Share thereof. In no event shall any Lender Letter of Credit be issued to the extent that the issuance of such Lender Letter of Credit would cause the sum of the Letter of Credit Reserve (after giving effect to such issuance) plus the Revolving Loan to exceed the lesser of (x) the Borrowing Base and (y) the Revolving Loan Commitment.

                  (1) Maximum Amount. The aggregate amount of Bank Acceptances outstanding at any time shall not exceed $9,000,000. The aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at any time shall not exceed $18,000,000.

                  (2) Reimbursement. Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent or the issuer for any amounts paid with respect to a Lender Letter of Credit including all fees, costs and expenses paid to any bank that issues a Bank Letter of

Credit. Borrower hereby authorizes and directs Agent, at Agent's option, to debit Borrower's account (by increasing the Revolving Loan) in the amount of any payment made with respect to any Lender Letter of Credit. In the event that Agent elects not to debit Borrower's account and Borrower fails to reimburse Agent in full on the date of any payment under a Lender Letter of Credit, Agent shall promptly notify each Lender of the unreimbursed amount of such payment together with accrued interest thereon and each Lender, on the next Business Day, shall deliver to Agent an amount equal to its respective participation in same day funds. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. In the event any Lender fails to make available to Agent the amount of such Lender's participation in such Lender Letter of Credit, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.

                  (3) Request for Letters of Credit. Borrower shall give Agent at least one (1) Business Days prior notice specifying the date a Lender Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the letter of credit being requested. Any letter of credit which Borrower requests must be in such form, be for such amount, contain such terms and support such transactions as are reasonably satisfactory to Agent. The expiration date of each Lender Letter of Credit shall be on a date which is at least 30 days prior to the Termination Date, unless otherwise agreed to by Agent.

            (H) Other Letter of Credit Provisions.

                  (1) Obligations Absolute. The obligation of Borrower to reimburse Agent or any Lender for payments made under, and other amounts payable in connection with, any Lender Letter of Credit shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement including, without limitation, the following circumstances:

                        (a) any lack of validity or enforceability of any Lender Letter of Credit, or any other agreement;

                        (b) the existence of any claim, set-off, defense or other right which Borrower, any of its Affiliates, Agent or any Lender, on the one hand, may at any time have against any beneficiary or transferee of any Lender Letter of Credit (or any Persons for whom any such transferee may be acting), Agent, any Lender or any other Person, on the other hand, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary of the Lender Letter of Credit);

                        (c) any draft, demand, certificate or any other document presented under any Lender Letter of Credit is alleged to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or

                        (d) payment under any Lender Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Lender Letter of Credit; provided that, in the case of any payment by Agent or a Lender under any Lender Letter of Credit, Agent or such Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit.

                  (2) Nature of Lender's Duties. As between any Lender that issues a Lender Letter of Credit (an "Issuing Lender"), on the one hand, and all Lenders on the other hand, all Lenders assume all risks of the acts and omissions of, or misuse of any Lender Letter of Credit by the beneficiary thereof. In furtherance and not in limitation of the foregoing, neither Agent nor any Issuing Lender shall be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any party in connection with the application for and issuance of any Lender Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Lender Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment under any such Lender Letter of Credit, any Issuing Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under any such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any such Lender Letter of Credit; (g) for the credit of the proceeds of any drawing under any such Lender Letter of Credit; and (h) for any consequences arising from causes beyond the control of Agent or any Lender as the case may be.

                  (3) Liability. In furtherance and extension of and not in limitation of, the specific provisions herein above set forth, any action taken or omitted by Agent or any Lender under or in connection with any Lender Letter of Credit, if taken or omitted in good faith, shall not put Agent or any Lender under any resulting liability to Borrower or any other Lender.

            (I) Availability of a Lender's Pro Rata Share.

                  (1) Unless Agent receives written notice from a Lender on or prior to any Funding Date that such Lender will not make available to Agent as and when required such Lender's Pro Rata Share of any requested Loan or Advance, Agent may assume that each Lender will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.

                  (2) A Defaulting Lender shall pay interest at the Federal Funds Effective Rate plus fifty basis points on the Defaulted Amount from the Business Day following the applicable Funding Date of such Defaulted Amount until the date such Defaulted Amount is paid to Agent. A notice of Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is not paid when due to Agent, Agent, at its option, may notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay the unpaid amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan made by the other Lenders on such Funding Date. The failure of any Lender to make available any portion of its Commitment on any Funding Date or to fund its participation in a Lender Letter of Credit or Swingline Loan shall not relieve any other Lender of any obligation hereunder to fund such Lender's Commitment on such Funding Date or to fund any such participation, but no Lender shall be responsible for the failure of any other Lender to honor its Commitment on any Funding Date or to fund any participation to be funded by any other Lender.

                  (3) Agent shall not be obligated to transfer to a Defaulting Lender any payment made by Borrower to Agent or any amount otherwise received by Agent for application to the Obligations nor shall a Defaulting Lender be entitled to the sharing of any interest, fees or payments hereunder.

                  (4) For purposes of voting or consenting to matters with respect to (i) the Loan Documents or (ii) any other matter concerning the Loans, a Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitments and outstanding Loans and Advances shall be deemed to be zero.

      2.2 Interest.

            (A) Rate of Interest. Term Loan A, Term Loan B, and any Swingline Loan shall be Base Rate Loans. Revolving Loans may be Base Rate Loans or LIBOR Loans, subject to the terms hereof. The Loans and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a rate per annum equal to (i) in the case of Base Rate Loans and Obligations for which no other interest rate is specified, the Base Rate plus (a) 0.25% with respect to the Revolving Loan, Swingline Loan and other Obligations for which no other interest rate is specified, (b) 1.0% with respect to Term Loan A and (c) 0.25% with respect to Term Loan B; and (ii) in the case of LIBOR Loans, LIBOR plus 2.75% (collectively, the "Interest Rate"). Subject to the provisions of subsection 2.1(E), Borrower shall designate to Agent whether a Loan shall be a Base Rate or LIBOR Rate Loan at the time a Notice of Borrowing is given pursuant to subsection 2.1(E). Such designation by Borrower may be changed from time to time pursuant to subsection 2.2(D). If on any day a Loan or a portion of any Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest or if LIBOR has been specified and no LIBOR quote is available, then for that day that Loan or portion thereof shall bear interest determined by reference to the Base Rate.

      After the occurrence and during the continuance of an Event of Default (i) the Loans and all other Obligations shall, at the option of Requisite Lenders, bear interest at a rate per annum equal to 2% plus the applicable Interest Rate (the "Default Rate"), (ii) each LIBOR Loan shall automatically convert to a Base Rate Loan at the end of any applicable Interest Period and (iii) no Loans may be converted to LIBOR Loans.

                  (B) Computation and Payment of Interest. Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 360 day year for the actual number of days elapsed. In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan. Interest on Base Rate Loans and all other Obligations other than LIBOR Loans shall be payable to Agent for benefit of Lenders monthly in arrears on the first day of each month, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable to Agent for benefit of Lenders ninety days after the commencement of any Interest Period for such Loan, on the last day of the applicable Interest Period for such Loan, on the date of any prepayment of the Loan, and at maturity, whether by acceleration or otherwise.

                  (C) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and neither Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) neither Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Agent or any Lender may have received hereunder shall be, at such Lender's option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Loan Party shall have any action against Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

                  (D) Conversion or Continuation. Subject to the provisions of this subsection 2.2, Borrower shall have the option to (1) convert at any time all or any part of outstanding Loans equal to $500,000 and integral multiples of $100,000 in excess of that amount from Base Rate Loans to LIBOR Loans or (2) upon the expiration of any Interest Period applicable to a

LIBOR Loan, to (a) continue all or any portion of such LIBOR Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Loan or (b) convert all or any portion of such LIBOR Loan to a Base Rate Loan. The succeeding Interest Period(s) of such continued or converted Loan commence on the last day of the Interest Period of the Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a LIBOR Loan, when any Event of Default or Default has occurred and is continuing.

                  Borrower shall deliver a notice of conversion/continuation in the form of Exhibit "F" hereto to Agent no later than 11:00 a.m. (Central time) at least 3 Business Days in advance of the proposed conversion/continuation date ("Notice of Conversion/Continuation"). A Notice of Conversion/Continuation shall certify: (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period; and (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation.

                  In lieu of delivering the Notice of Conversion/Continuation, Borrower may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(D); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date.

                  Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by an officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2(D).

      2.3 Fees.

                  (A) Unused Line Fee. Borrower shall pay to Agent, for the benefit of Lenders, a fee in an amount equal to the Revolving Loan Commitment less the sum of (i) the average daily balance of each of the Revolving Loan and the Swingline Loan plus, (ii) the average daily face amount of the Letter of Credit Reserve during the preceding month, multiplied by 0.25% per annum, such fee to be calculated on the basis of a 360 day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month following the Closing Date.

                  (B) Other Fees and Expenses. Borrower shall pay to Agent, for Agent's own account, such other fees and charges as set forth in Agent's Fee Letter.

      2.4 Payments and Prepayments.

                  (A) Manner and Time of Payment. In its sole discretion, Agent may elect to honor the automatic requests by Borrower for Revolving Advances for all principal, interest, fees and any other amounts due hereunder on their applicable due dates pursuant to subsection 2.1, and the proceeds of each such Advance, if made, shall be applied as a direct payment of the relevant Obligation. If Agent elects to bill Borrower for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. All payments made by Borrower with respect to the Obligations shall be made without deduction, defense, setoff or counterclaim. All payments to Agent hereunder shall, unless otherwise directed by Agent, be made to Agent's Account or in accordance with subsection 4.26. Proceeds remitted to Agent's Account shall be credited to the Obligations on the Business Day such proceeds were received.

                  (B) Mandatory Prepayments.

                        (1) Overadvance. At any time that the sum of the Revolving Loan and Swingline Loan exceeds the Maximum Revolving Loan Amount, Borrower shall, immediately repay the Revolving Loan and/or Swingline Loan to the extent necessary to reduce the aggregate principal balance to an amount equal to or less than the Maximum Revolving Loan Amount.

                        (2) Proceeds of Asset Dispositions. Immediately upon receipt by Borrower or any of its Subsidiaries of proceeds of any Asset Disposition (in one or a series of related transactions), which proceeds exceed $5,000 (it being understood that if the proceeds exceed $5,000, the entire amount and not just the portion above $5,000 shall be subject to this subsection 2.4(B)(2), Borrower shall prepay the Obligations in an amount equal to such proceeds. All such prepayments shall first be applied in payment of Scheduled Installments of Term Loan A in inverse order of maturity and, at any time after Term Loan A shall have been repaid in full, such payments shall be applied as a permanent reduction of the Revolving Loan Commitment. If Borrower reasonably expects the proceeds of any Asset Disposition to be reinvested within 180 days to repair or replace such assets with like assets, Borrower shall deliver the proceeds to Agent to be applied to the Revolving Loan and Agent shall establish a reserve against available funds for borrowing purposes under the Revolving Loan for such amount, until such time as such proceeds have been re-borrowed or applied to other Obligations as set forth herein. Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, reborrow such proceeds only for such repair or replacement. If Borrower fails to reinvest such proceeds within 180 days, Borrower hereby authorizes Lenders to make a Revolving Advance to repay the Obligations in the manner set forth in this subsection 2.4(B)(2).

                  (C) Voluntary Prepayments and Repayments. Except as provided in subsection 2.4(B), Borrower's Obligations may only be prepaid or repaid in full and not in part. Borrower may, at any time upon not less than three Business Days prior notice to Agent, prepay the Term Loans or terminate the Revolving Loan Commitment; provided, however, the Revolving Loan Commitment may not be terminated by Borrower until all Loans are paid in full. Upon termination of the Revolving Loan Commitment, Borrower shall cause Agent and each Lender to be released from all liability under any Lender Letters of Credit or, at Agent's option, Borrower will deposit cash collateral with Agent in an amount equal to 105% of the Letter of Credit Liability that will remain outstanding after such termination.

                  (D) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

      2.5 Term of this Agreement. This Agreement shall be effective until December 31, 2002 (the "Original Term") and shall automatically renew from year to year thereafter (each such year a "Renewal Term") unless terminated by (a) Borrower giving to Agent or (b) any Lender giving to Borrower and Agent not less than 60 days prior written notice of its intention to terminate at the end of the Original Term or at the end of any Renewal Term (the "Termination Date"). The Commitments shall (unless earlier terminated) terminate upon the earlier of
(i) the occurrence of an event specified in subsection 8.3 or (ii) the Termination Date. Upon termination in accordance with subsection 8.3 or on the Termination Date, all Obligations shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all Obligations have been fully paid and satisfied, agent, on behalf of Lenders, shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, Borrower's obligation to indemnify Agent and each Lender in accordance with the terms hereof shall continue.

      2.6 Statements. Agent shall render a monthly statement of account to Borrower within 20 days after the end of each month. Such statement of account shall constitute an account stated unless Borrower makes written objection thereto within 30 days from the date such statement is mailed to Borrower. Agent shall record in its books and records, including computer records, the principal amount of the Loan[s] owing to each Lender from time to time. Agent's books and records including computer records, shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by Agent to make any such notation or record shall not affect the obligations of Borrower[s] to Lenders with respect to the Loans.

      2.7 Grant of Security Interest. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, Borrower hereby grants to Agent, on behalf of Lenders, a continuing security interest, lien and mortgage in and to all right, title and interest of Borrower in all of Borrower's personal and real property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the "Collateral") including, without limitation, (A) Accounts, and all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom including the rights of stoppage in transit, replevin and reclamation;
(B) Inventory; (C) general intangibles (as defined in the UCC); (D) documents (as defined in the UCC) or other receipts covering, evidencing or representing goods; (E) instruments (as defined in the UCC): (F) chattel paper (as defined in the UCC): (G) Equipment; (H) investment property (as defined in the UCC) including, without limitation, all securities (certificated and uncertificated) security accounts, security entitlements, commodity contracts and commodity accounts; (I) Intellectual Property; (J) all deposit accounts of Borrower maintained with any bank or financial institution; (K) all cash and other monies and property of Borrower in the possession or under the control of Agent, any Lender or any participant; (L) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and (M) proceeds and products of all or any of the property described above, including, without limitation, the proceeds of any insurance policies covering any of the above described property.

      2.8 Capital Adequacy and Other Adjustments. In the event Agent or any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Agent or such Lender or any corporation controlling Agent or such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Agent or such Lender or any corporation controlling Agent or such Lender and thereby reducing the rate of return on Agent's or such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall within 15 days after notice and demand from such Lender (with a copy to Agent) or Agent (together with the certificate referred to in the next sentence) pay to Agent or such Lender additional amounts sufficient to compensate Agent or such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

      2.9 Taxes.

                  (A) No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the net income of any Lender or Agent by the jurisdiction under the laws of which Agent or such Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein "Tax Liabilities"). If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

                  (B) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

                        (1) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

                        (2) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or such Lender of issuing any Lender Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder; then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled (with any such Lender concurrently notifying Agent). A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

                  (C) Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (i) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the Untied States certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement, (a "Certificate of Exemption"), or (ii) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within 15 days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

                  If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

      2.10 Required Termination and Prepayment. If on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its LIBOR Loans has become unlawful or impossible by compliance by Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall promptly give notice (by telephone confirmed in writing) to Borrower and Agent of that determination. Subject to prior withdrawal of a Notice of Borrowing or a Notice of Conversion/Continuation or prepayment of LIBOR Loans as contemplated by subsection 2.12, the obligation of Lender to make or maintain its LIBOR Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.10 is made or, earlier when required by law, repay or prepay LIBOR Loans together with all interest accrued thereon or convert LIBOR Loans to Base Rate Loans.

      2.11 Optional Prepayment/Replacement of Agent or Lenders in Respect of Increased Costs. Within 15 days after receipt by Borrower of written notice and demand from Agent or any Lender (an "Affected Lender") for payment of additional costs as provided in subsection 2.8 or subsection 2.9, Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

                  (a) Borrower may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender provided, that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment; or

                  (b) Borrower may prepay in full all outstanding obligations owed to such Affected Lender and terminate such Affected Lender's Commitments. Borrower shall, within 90 days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender, including such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment and terminate such Affected Lender's Commitments.

      2.12 Compensation. Borrower shall compensate a Lender, upon written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be conclusive and binding upon all parties hereto), for all reasonable losses, expenses and liabilities including, without limitation, any loss sustained by such Lender in connection with the re-employment of such funds: (i) if for any reason (other than a default by Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conversion/Continuation or a telephonic notice for borrowing or Conversion/Continuation; (ii) if any prepayment of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay its LIBOR Loans when required by the terms of this Agreement; provided that during the period while any such amounts have not been paid, Lender shall reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan Commitment.

      2.13 Booking of LIBOR Loans. Each Lender may make, carry or transfer LIBOR Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of Lender.

      2.14 Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to Lender under subsection 2.12 shall be made as though each Lender had actually funded its relevant LIBOR Loan through the purchase of a LIBOR deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under subsection 2.12.

                         SECTION 1. CONDITIONS TO LOANS

      The obligations of Agent and each Lender to make Loans and the obligation of Agent or any Lender to issue Lender Letters of Credit on the Closing Date and on each Funding Date are subject to satisfaction of all of the terms and conditions set forth in this Agreement and in the Conditions Rider attached hereto and the accuracy of all the representations and warranties of Borrower and the other Loan Parties set forth herein and in the other Loan Documents.

              SECTION 2.  BORROWER'S REPRESENTATIONS, WARRANTIES
                              AND CERTAIN COVENANTS

      To induce Agent and each Lender to enter into the Loan Documents, to make and to continue to make Loans and to issue and to continue to issue Lender Letters of Credit, Borrower represents, warrants and covenants to Agent and each Lender that the following statements are and will be true, correct and complete and, unless specifically limited, shall remain so for so long as any of the Commitments hereunder shall be in effect and until payment in full of all Obligations.

      2.1 Organization, Powers, Capitalization.

            (A) Organization and Powers. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.

            (B) Capitalization. The authorized capital stock of each of the Loan Parties and its respective Subsidiaries is as set forth on Schedule 4.1(B) including, all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any shares of capital stock or other securities of any such entity. All issued and outstanding shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens [other than those in favor of Agent for the benefit of Lenders,] and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Each Loan Party will promptly notify Lender of any change in its ownership or corporate structure.

      2.2 Authorization of Borrowing, No Conflict. Borrower has the corporate power and authority to incur the Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by the Loan Documents by each Loan Party do not contravene any applicable law, the corporate charter or bylaws of any Loan Party or any agreement or order by which any Loan Party or any Loan Party's property is bound. The Loan Documents are the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

      2.3 Financial Condition. All financial statements concerning Borrower and its Subsidiaries furnished by or on behalf of Borrower or its Subsidiaries to Agent or any Lender pursuant to this Agreement have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the financial condition of Persons covered thereby as at the dated thereof and the results of their operations for the periods then ended. The Projections delivered by Borrower will be prepared in light of the past operations of the business of Borrower and its Subsidiaries, and such Projections will represent the good faith estimate of Borrower and its senior management concerning the most probable course of its business as of the date such Projections are delivered.

      2.4 Indebtedness and Liabilities. As of the Closing Date, Borrower does not have (a) any Indebtedness except as reflected on the most recent financial statements delivered to Agent and Lenders; or (b) any Liabilities other than as reflected on the most recent financial statements delivered to Agent and Lenders or as incurred in the ordinary course of business following the date of the most recent financial statements delivered to Agent and Lenders. Borrower shall promptly deliver copies of all notices given or received by Borrower and any of its Subsidiaries with respect to noncompliance with any term or condition related to any Indebtedness, and shall promptly notify Agent of any potential or actual Event of Default with respect to any Indebtedness.

      2.5 Account Warranties and Covenants. Except as otherwise disclosed to Agent in writing, as to each Account that, at the time of its creation, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered; there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account; the Account does not represent a sale to an Affiliate or a consignment, sale or return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); Borrower is the lawful owner of the Account and has the right to assign the same to Agent, for the benefit of Lenders; the Account is free of all security interests, liens and encumbrances other than those in favor of Agent, on behalf of Lenders, and the Account is due and payable in accordance with its terms. Borrower shall, at its own expense:
(a) cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the lockboxes established in accordance with subsection 4.26 and (b) use its best efforts to assure prompt payment of all amounts due or to become due under the Accounts. No credits or allowances will be issued, granted or allowed by Borrower to customers and no returns will be accepted without Agent's prior written consent; provided, that until Agent notifies Borrower to the contrary, Borrower may presume consent. Borrower will immediately notify Agent in the event that a customer alleges any dispute or claim with respect to an Account or of any other circumstances known to Borrower that may impair the validity or collectibility of an Account. Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence of a Default or an Event of Default, Borrower shall not, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

      2.6 Names and Locations. Schedule 4.6 sets forth all names, trade names, fictitious names and business names under which Borrower currently conducts business or has at any time during the past five years conducted business and the name of any entity which Borrower has acquired in whole or in part or from whom Borrower has acquired a significant amount of assets within the past five years and sets forth the location of Borrower's principal place of business, the location of Borrower's books and records, the location of all other offices of Borrower and all Collateral locations, and such locations are Borrower's sole locations for its business and the Collateral. Borrower and each of its Subsidiaries will give Agent at least 30 days advance written notice of: (a) any change of name or of any new trade name or fictitious business name, (b) change of principal place of business, (c) any change in the location of such party's books and records or the Collateral, or (d) any new location for such Person's books and records or the Collateral.

      2.7 Title to Properties; Liens. Borrower and each of its Subsidiaries has good, sufficient and legal title, to all of its respective material properties and assets, in each case, free and clear of all Liens except Permitted Encumbrances.

      2.8 Litigation; Adverse Facts. There are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to result in any Material Adverse Effect. Promptly upon any officer of Borrower or its Subsidiaries obtaining knowledge of (a) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Agent or (b) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to have a material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

      2.9 Payment of Taxes. All material tax returns and reports of Borrower and each of its Subsidiaries required to be filed by any of them have been timely filed and are complete and accurate in all material respects. All taxes, assessments, fees and other governmental charges which are due and payable by Borrower and each of its Subsidiaries have been paid when due; provided that no such tax need be paid if Borrower or one of its Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Borrower or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP. As of the Closing Date, none of the income tax returns of Borrower or any of its Subsidiaries are under audit and Borrower shall promptly notify Agent in the event that any of Borrower's or any of its Subsidiaries' tax returns become the subject of an audit. No tax liens have been filed against Borrower or any of its Subsidiaries. The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP. Borrower's federal tax identification number is 954376145.

      2.10 Performance of Agreements. None of the Loan Parties and none of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

      2.11 Employee Benefit Plans. Borrower, each of its Subsidiaries and each ERISA Affiliate is in compliance, and will continue to remain in compliance, in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by Borrower, any Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan. Neither Borrower nor any of its Subsidiaries shall establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material.

      2.12 Intellectual Property. Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all such Intellectual Property is identified on Schedule 4.12. Borrower's existing licensing agreements in respect of its Intellectual Property are identified on Schedule 4.12(A).

      2.13 Broker's Fees. No broker's or finder's fee or commission will be payable with respect to any of the transactions contemplated hereby.

      2.14 Environmental Compliance. Each Loan Party is in compliance with all applicable Environmental Laws. There are no claims, liabilities, Liens, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against any Loan Party or relating to any real property currently or formerly owned, leased or operated by any Loan Party.

      2.15 Solvency. From and after the date of this Agreement, Borrower: (a) owns assets the fair salable value of which are greater than the total amount of its liabilities (including contingent liabilities); (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

      2.16 Disclosure. No representation or warranty of Borrower, any of its Subsidiaries or any other Loan Party contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to Borrower that has had or could have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Agent or any Lender for use in connection with the transactions contemplated thereby.

      2.17 Insurance. Borrower and each of its Subsidiaries maintains adequate insurance policies for public liability, property damage, product liability, and business interruption with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar business and in amounts acceptable to Agent. Borrower shall cause Agent, for itself and on behalf of Lenders, to be named as loss payee on all insurance policies relating to any Collateral and shall cause each Lender to be named as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance satisfactory to Agent and shall collaterally assign to Agent, for itself and on behalf of Lenders, as security for the payment of the Obligations all business interruption insurance of Borrowers. No notice of cancellation has been received with respect to such policies and Borrower and each of its Subsidiaries is in compliance with all conditions contained in such policies. Borrower shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in Subsection 2.4(B). In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, but is not required to, purchase insurance at Borrower's expense to protect Agent's and the Lenders' interests in the Collateral. This insurance may, but need not, protect Borrower's interests. The coverage purchased by Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest thereon and other charges imposed on Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

      2.18 Compliance with Laws. Neither Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any Environmental Law, which violation would subject Borrower or any of its Subsidiaries, or any of their respective officers to criminal liability or have a Material Adverse Effect and no such violation has been alleged.

      2.19 Bank Accounts. Schedule 4.19 sets forth the account numbers and locations of all bank accounts of Borrower and its Subsidiaries. Borrower shall not establish any new bank accounts, or amend or terminate any Blocked Account or lockbox agreement without Agent's prior written consent.

      2.20 Employee Matters. Except as set forth on Schedule 4.20, (a) no Loan Party nor any of such Loan Party's employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.20, neither Borrower nor any of its Subsidiaries is subject to an employment contract.

      2.21 overnmental Regulation. None of the Loan Parties is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

      2.22 Access to Accountants and Management. Borrower authorizes Agent and Lenders to discuss the financial condition and financial statements of Borrower and its Subsidiaries with Borrower's Accountants upon reasonable notice to Borrower of its intention to do so, and authorizes Borrower's Accountants to respond to all of Agent's inquiries. Agent and each Lender may, with the consent of Agent, which will not be unreasonably denied, confer with Borrower's management directly regarding Borrower's business, operations and financial condition.

      2.23 Inspection. Borrower shall permit Agent and any authorized representatives designated by Agent to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including their financial and accounting records, and, in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances and business with their officers and Borrower's Accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Each Lender may with the consent of Agent, which will not be unreasonably denied, accompany Agent on any such visit or inspection.

      2.24 Collateral Records. Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Agent's security interests in the Collateral, for the benefit of Lenders.

      2.25 Account Covenant; Verification. Borrower shall, at its own expense:
(a) cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the lockboxes established in accordance with subsection 4.26 and (b) use its best efforts to assure prompt payment of all amounts due or to become due under the Accounts. No discounts, credits or allowances will be issued, granted or allowed by Borrower to customers and no returns will be accepted without Agent's prior written consent; provided, that until Agent notifies Borrower to the contrary, Borrower may presume consent. Borrower will promptly notify Agent in the event that a customer alleges any dispute or claim with respect to an Account or of any other circumstances known to Borrower that may impair the validity or collectibility of an Account. Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence of a Default or an Event of Default, Borrower shall not, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

      2.26 Collection of Accounts and Payments. Agent shall establish lockboxes and blocked accounts (collectively, "Blocked Accounts") with such banks ("Collecting Banks") as are acceptable to Agent (subject to irrevocable instructions acceptable to Agent as hereinafter set forth) to which Borrower shall instruct all account debtors to directly remit all payments on Accounts and in which Borrower will immediately deposit all payments made for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. The Collecting Banks shall acknowledge and agree, in a manner satisfactory to Agent, that all payments made to the Blocked Accounts are the sole and exclusive property of Agent, for the benefit of Lenders, and that the Collecting Banks have no right to setoff against the Blocked Accounts and that all such payments received will be promptly transferred to Agent's Account. Borrower hereby agrees that all payments made to such Blocked Accounts or otherwise received by Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Agent, for the benefit of Lenders. Borrower shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits to the Blocked Accounts in to Agent's Account. If Borrower, or any of its Affiliates, employees, agents or other Persons acting for or in concert with Borrower, shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral, Borrower or such Persons shall hold such instrument or funds in trust for Agent and immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Agent at its address set forth in subsection 10.3 below.

      Borrower may amend any one or more of the Schedules referred in this
Section 4 (subject to prior notice to Agent, as applicable) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided however, that in no event shall the amendment of any such Schedule constitute a waiver by Agent and Lenders of any Default or Event of Default that exists notwithstanding the amendment of such Schedule.

              SECTION 5. REPORTING AND OTHER AFFIRMATIVE COVENANTS

      Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all Obligations, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

      5.1 Financial Statements and Other Reports. Borrower will deliver to Agent and each Lender (unless specified to be delivered solely to Agent) the financial statements and other reports contained in the Reporting Rider attached hereto.

      5.2 Endorsement. Borrower hereby constitutes and appoints Agent and all Persons designated by Agent for that purpose as Borrower's true and lawful attorney-in- fact, with power to endorse Borrower's name to any of the items of payment or proceeds described in subsection 4.26 above and all proceeds of Collateral that come into Agent's possession or under Agent's control. Both the appointment of Agent as Borrower's attorney and Agent's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

      5.3 Maintenance of Properties. Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the

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



business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

      5.4 Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect;

      5.5 Further Assurances. Borrower shall, and shall cause each of its Subsidiaries to, from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Agent such instruments, certificates of title, mortgages, deeds of trust, or other documents as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.

      5.6 Additional Mortgaged Property. Borrower shall as promptly as possible (and in any event within 60 days after such designation) deliver to Agent a fully executed mortgage, in form and substance satisfactory to Agent together with title insurance policies and surveys on any Additional Mortgaged Property designated by Agent.

      5.7 Use of Proceeds and Margin Security. Borrower shall use the proceeds of all Loans for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by Borrower or any of its Subsidiaries for the purpose of purchasing or carrying margin stock within the meaning of Regulation G or Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

      5.8 Bailee. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's agents or processors, Borrower shall, upon the request of Agent, notify such warehouseman, bailee, agent or processor of the security interests in favor of Agent, for the benefit of Lenders, created hereby and shall instruct such Person to hold all such Collateral for Agent's account subject to Agent's instructions.

                         SECTION 6. FINANCIAL COVENANTS

      Borrower covenants and agrees that so long as any of the Commitments remain in effect and until indefeasible payment in full of all Obligations and termination of all Lender Letters of Credit, Borrower shall comply with and shall cause each of its Subsidiaries to comply with all covenants contained in the Financial Covenant Rider.

                          SECTION 7. NEGATIVE COVENANTS

      Borrower covenants and agrees that so long as any of the Commitments remain in effect and until indefeasible payment in full of Obligations and termination of all Lender Letters of Credit, Borrower shall not and will not permit any of its Subsidiaries to:


      7.1 Indebtedness and Liabilities. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) Indebtedness under Capital Leases not to exceed $12,000,000 outstanding at any time in the aggregate; and (c) Indebtedness existing on the Closing Date and identified on Schedule 7.1. Borrower will not, and will not permit any of its Subsidiaries to, incur any Liabilities except for Indebtedness permitted herein and trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which Borrower or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that Borrower or any of its Subsidiaries has established adequate reserves therefor under GAAP.

      7.2 Guaranties. Except for endorsements of instruments or items of payment for collection in the ordinary course of business, guaranty, endorse, or otherwise, in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of payment or discharging any indebtedness or obligation of such other Person or otherwise.

      7.3 Transfers, Liens and Related Matters.

            (A) Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral, except that Borrower and its Subsidiaries may (i) sell inventory in the ordinary course of business; and (ii) make Asset Dispositions if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $1,000,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $2,500,000; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; (4) the net proceeds of such Asset Disposition are applied as required by subsection 2.4(B); (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in the Financial Covenant Rider recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (6) no Default or Event of Default shall then exist or result from such sale or other disposition.

            (B) Liens. Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or any proceeds, income or profits therefrom.

            (C) No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

            (D) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Borrower or any Subsidiary of Borrower; (2) pay any indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; (4) transfer any of its property or assets to Borrower or any other Subsidiary.

      7.4 Investments and Loans. Make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; and (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $1,000,000 at any time.

      7.5 Restricted Junior Payments. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:
(a) Tax Distributions which may be paid in multiple installments based on estimates of Borrower's taxable income to allow its shareholders to meet their tax obligations in a timely manner (including without limitation estimated tax obligations) less any loss, deduction or credit from such shareholders' income attributable to such shareholders' ownership interest in Borrower for the previous tax year; (b) Subsidiaries of Borrower may make Restricted Junior Payments with respect to their common stock to the extent necessary to permit Borrower to pay the Obligations, to make Restricted Junior Payments permitted under clause (c) below, and to permit Borrower to pay expenses incurred in the ordinary course of business; and (c) Borrower may make distributions and/or dividends to its shareholders without limitation provided that (i) Borrower shall have first given Agent notice of its intention to make such payment and
(ii) Borrower shall be in compliance with the terms and conditions of the Loan Documents both prior to making such payment and after giving effect to such payment (including Borrower's compliance with the financial covenants calculated through the date of such payment) and shall have delivered a Compliance Certificate to Agent demonstrating such compliance, not later than two (2) Business Days before making such payment.

      7.6 Restriction on Fundamental Changes. (a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other beneficial ownership of, any Person or (e) issue any capital stock in Borrower other than through the public markets; provided however, that Borrower may reincorporate in Delaware, either by merger or roll-up, in conjunction with any initial public offering of Borrower upon (a) thirty (30) days prior written notice to Agent and (b) Borrower's execution of all security and documents required by Agent in order to protect the Lenders' liens, security interests and other rights and benefits under the Loan Documents.

      7.7 Bank Accounts. Establish any new bank accounts, or attempt to amend or terminate any Blocked Account or lockbox agreement without Agent's prior written consent.

      7.8 Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for Tax Distributions permitted in subsection 7.5 and except for transactions in the ordinary course of Borrower's business and upon fair and reasonable terms which are fully disclosed to Agent and Lenders and which are no less favorable to Borrower than it would obtain in a comparable arm's length transaction with an unaffiliated Person.

      7.9 Conduct of Business. From and after the Closing Date, engage in any business other than businesses of the type engaged in by Borrower or any Subsidiary on the Closing Date.

      7.10 Tax Consolidations. File or consent to the filing of any consolidated income tax return with any Person other than any other Borrower or any of their


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



Subsidiaries, provided that in the event Borrower files a consolidated return with any such Person, Borrower's contribution with respect to taxes as a result of the filing of such consolidated return shall not be greater, nor the receipt of tax benefits less, than they would have been had Borrower not filed a consolidated return with such Person.

      7.11 Subsidiaries. Establish, create or acquire any new Subsidiaries.

      7.12 Fiscal Year; Tax Designation. Change its Fiscal Year; or elect to be designated as an entity other than a sub-chapter S corporation as defined in IRC; provided, however, that Borrower may elect to be designated as a sub-chapter C corporation in connection with an initial public offering permitted by this Agreement.

      7.13 Press Release; Public Offering Materials. Disclose the name of Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party except as may be required by law; provided, however, that Borrower may disclose the name of Heller Financial, Inc. in conjunction with any prospectus or other document relating to an initial offering of the capital stock of Borrower.

                     SECTION 8. DEFAULT, RIGHTS AND REMEDIES


      8.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

            (A) Payment. Failure to make payment of any of the Obligations when due; or

            (B) Default in Other Agreements. (1) Failure of Borrower or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than the Obligations) or (2) breach or default of Borrower or any of its Subsidiaries with respect to any Indebtedness (other than the Obligations); if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $250,000 to become or be declared due prior to its stated maturity; or

            (C) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in the Reporting Rider, Section
5.1 or contained in the Financial Covenants Rider or the failure to perform or comply with any other term or condition of Section 7 which, by its nature, is not curable; or

            (D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

            (E) Other Defaults Under Loan Documents. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within 10 days after receipt by Borrower of notice from Agent, or Requisite Lenders, of such default (other than occurrences described in other provisions of this subsection 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

            (F) Change in Control. Robert Y. Greenberg and M. Susan Greenberg together cease to beneficially own and control, directly or indirectly, at least 25% of the issued and outstanding shares of each class of capital stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of the board of directors of Borrower.

            (G) Involuntary Bankruptcy; Appointment of Receiver, etc. (a) A court enters a decree or order for relief with respect to any Guarantor, Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for 60 days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Guarantor, Borrower or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a receiver, liquidator, sequestrator, trustee, custodian or other fiduciary having similar powers over any Guarantor, Borrower or any of its Subsidiaries, or over all or a substantial part of their respective property, is appointed; or

            (H) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) Any Guarantor, Borrower or any of its Subsidiaries commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Guarantor, Borrower or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the board of directors of any Guarantor, Borrower or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

            (I) Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Borrower or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within 10 days; or

            (J) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $100,000 or (2) an amount in the aggregate at any time in excess of $250,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days, but in any event not later than 5 days prior to the date of any proposed sale thereunder; or

            (K) Dissolution. Any order, judgment or decree is entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or that Subsidiary and such order remains undischarged or unstayed for a period in excess of 20 days, but in any event not later than 5 days prior to the date of any proposed dissolution or split up; or

            (L) Solvency. Borrower ceases to be solvent (as represented by Borrower in subsection 4.15) or admits in writing its present or prospective inability to pay its debts as they become due; or

            (M) Injunction. Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for 30 days; or

            (N) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is a party, or gives notice to such effect; or

            (O) Failure of Security. Agent, on behalf of Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Agent or any Lender to take any action within its control; or

            (P) Damage, Strike, Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

            (Q) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect.

            (R) Forfeiture. There is filed against Borrower or any Guarantor any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within 120 days; and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral.

            (S) Guarantor Cash Collateral. Guarantor fails to deposit the Guarantor Cash Collateral with Agent on the Closing Date.

      8.2 Suspension of Commitments. Upon the occurrence of any Default or Event of Default, notwithstanding any grace period or right to cure, Agent may or upon demand by Requisite Lenders shall, without notice or demand, immediately cease making [or restrict the amount of] additional Loans and the Commitments shall be suspended [or restricted]; provided that, in the case of a Default, if the subject condition or event is waived or cured within any applicable grace or cure period, the Commitments shall be reinstated.

      8.3 Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon demand by Requisite Lenders shall, by written notice to Borrower, (a) declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable and the Commitments shall thereupon terminate and
(b) demand that Borrower immediately deposit with Agent an amount

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equal to 105% of the Letter of Credit Reserve to enable Agent or any Lender that has issued any Lender Letter of Credit to make payments under the Lender Letters of Credit when required and such amount shall become immediately due and payable.

      8.4 Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Agent and Lenders at law or in equity, Agent may and shall upon the request of Requisite Lenders exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (b) withdraw all cash in the Blocked Accounts and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; and (c) without notice or demand or legal process, enter upon any premises of Borrower and take possession of the Collateral. Borrower agrees that, to the extent notice of sale of the Collateral or any part thereof shall be required by law, at least 10 days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral (whether public or private), if permitted by law, Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Agent or such Lender. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrower shall remain liable for any deficiency. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. Agent shall not be required to proceed against any Collateral but may proceed against Borrower directly.

      8.5 Appointment of Attorney-in-Fact. Borrower hereby constitutes and appoints Agent as Borrower's attorney-in-fact with full authority in the place and stead of Borrower and in the name of Borrower, Agent or otherwise, from time to time in Agent's discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipt for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of Agent and Lenders with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of Agent as Borrower's attorney and Agent's rights and powers are coupled with an interest and are irrevocable until indefeasible payment in full and complete performance of all of the Obligations.

      8.6 Limitation on Duty of Agent with Respect to Collateral. Beyond the safe custody thereof, Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property. Neither Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by Agent in good faith.

      8.7 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous entry by Agent upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees, costs and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrower owing to Agent or any Lender.

      8.8 License of Intellectual Property. Borrower hereby assigns, transfers and conveys to Agent, for the benefit of Lenders, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or used by Borrower together with any goodwill associated therewith, all to the extent necessary to enable Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge.

      8.9 Waivers, Non-Exclusive Remedies. No failure on the part of Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Agent or any Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and shall in no way limit any other remedies provided by law.

                                SECTION 9. AGENT


      9.1 Agent.

            (A) Appointment. Each Lender hereto and, upon obtaining an interest in any Loan, any participant, transferee or other assignee of any Lender irrevocably appoints, designates and authorizes Heller as Agent to take such actions or refrain from taking such action as its agent on its behalf and to exercise such powers hereunder as are delegated by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action so taken except as expressly provided herein. The provisions of this subsection
9.1 are solely for the benefit of Agent and Lenders and neither Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

            (B) Nature of Duties. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary, trust or agency relationship with or in respect of any Lender, Borrower or any Loan Party. Each Lender shall make its own appraisal of the credit worthiness of Borrower, and shall have independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter, provided that Agent shall provide any Lender with copies of any notice, report or other document provided to the Agent by the Borrower and requested by such Lender pursuant to this Agreement. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

            (C) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and Agent shall be entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of the Lenders and notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent to any liability.

            (D) Reliance. Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith. Agent shall be entitled to rely upon and assume that any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) are genuine, valid, effective and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

            (E) Indemnification. Each Lender, in proportion to its Pro Rata Share, severally, agrees to reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction. The obligations of Lenders under this subsection 9.1(E) shall survive the payment in full of the Obligations and the


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



termination of this Agreement.

            (F) Heller Individually. With respect to its Commitments and the Loans made by it, Heller shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders"; or any similar terms shall, unless the context clearly otherwise indicates, include Heller in its individual capacity as a Lender. Heller may lend money to, and generally engage in any or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

            (G) Successor Agent.

                  (1) Resignation. Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least 30 Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment as provided below.

                  (2) Appointment of Successor. Upon any such notice of resignation pursuant to clause (G)(1) above, Requisite Lenders shall, upon receipt of Borrower's prior consent which shall not unreasonably be withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within said 30 Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, as Requisite Lenders appoint a successor Agent as provided above.

                  (3) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this
Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

            (H) Collateral Matters.

                  (1) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by this Agreement or the Loan Documents (i) upon termination of the Commitments and upon final and indefeasible payment in full in cash and satisfaction of all Obligations and termination of this Agreement; (ii) constituting property being sold or disposed of in accordance with this Agreement if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (iii) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended. In addition during any Fiscal Year Agent may release Collateral having a book value of not more than $200,000 in the aggregate. Without limiting any of the foregoing, each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under this subsection.

                  (2) Execution of Releases. So long as no Event of Default is then continuing, upon confirmation from the requisite percentage (as set forth in subsection 9.1(H)(1) above) of Lenders, of Agent's authority to release any Collateral, and upon at least 10 Business Days prior written request by Borrower, Agent shall, and is hereby irrevocably authorized by Lenders to, execute such documents as may be necessary to evidence the release of the Liens upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens granted to Agent on behalf of Lenders upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents, and (iii) such release is not consistent with the terms of this Agreement.


                  (3) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders.

            (I) Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in Collateral which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions. The Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of the Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent and the Lenders, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to Borrower and/or its Subsidiaries, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims. Any custodian in any judicial proceedings relative to Borrower and/or its Subsidiaries is hereby authorized by each Lender to make payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents, financial advisors and counsel, and any other amounts due the Agent. Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans, or the rights of any holder thereof, or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding, except as specifically permitted herein.

            (J) Exercise of Remedies. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

      9.2 Notice of Default. In the event that the Agent or any Lender shall acquire actual knowledge, or shall have been notified of any Event of Default, the Agent or such Lender shall promptly notify the Lenders and the Agent.

      9.3 Action by Agent.

            The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Agent shall have been instructed by either the Requisite Lenders or all of the Lenders required for an action hereunder (as applicable) to exercise or refrain from exercising such rights or to make or refrain from taking such action. The Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or willful misconduct. Agent shall not be liable to the Lenders or to any Lender in acting or refraining from acting under this Agreement in accordance with the instructions of the Requisite Lenders, or all of the Lenders, as the case may be, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

      9.4 Amendments, Waivers and Consents.

            (A) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders or Agent at the request of Requisite Lenders, as applicable; provided, that no amendment, modification, termination, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase any of the Commitments; (ii) reduce the principal amount of any Loan or reduce the rate of interest on or fees payable with respect to any Loan or Letter of Credit;
(iii) change the terms or amount of the Swingline Loan; (iv) change the definition of Borrowing Base, Eligible Accounts, Eligible Inventory or Eligible Retail Inventory; (v) change the sub-limits for Letters of Credit and Acceptances, Eligible Inventory and Eligible Retail Inventory; provided, however, that Agent shall have the discretion to increase the Borrowing Base sublimit for Eligible Retail Inventory to a maximum of $4,000,000 without the consent of any Lender so long as no Default or Event of Default shall have occurred and be continuing; (vi) change the Letter of Credit Reserve Account;
(vii) reduce the principal amount of any Loan or reduce the rate of interest on or reduce any fees payable with respect to any Loan or Letter of Credit; (viii) postpone the schedule date of payment of the principal amount of any Loan or Letter of Credit or extend the scheduled due date for all or any portion of the principal of the Loans or any interest or any fees payable or reduce the amount of, waive or excuse any such payment, or postpone the schedule date of expiration of the Commitment thereunder or make any determination or grant any consent thereunder; (ix) amend the definition of the term "Requisite Lenders";
(x) release Collateral except as provided in subsection 9.1(H); (xi) amend or waive this subsection 9.4; (xi) increase by more than five percent the percentages contained in the definition of Borrowing Base so long as no Default or Event of Default shall have occurred and be continuing; or (xii) amend or waive any Event of Default in respect of subsection 8.1(F); provided, further, that no amendment, modification, termination, waiver or consent affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to the Lenders required to take such action, and provided, further, that no amendment, modification, waiver or consent of any provision relating to the Swingline Loan shall be effective unless in writing and signed by Swingline Lender;

            (B) Each amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral;

            (C) Each Lender grants Agent the right to purchase all, but not less than all, of such Lender's Commitment, in the event Agent requests the consent of a Lender and such consent is denied. In such circumstances, Agent may, at its option, require such Lender to assign its interest in the Loans to Agent or Agent's designee for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrower;

Notwithstanding anything in this subsection 9.4, Agent and Borrower, without the consent of either Requisite Lenders or all Lenders, may execute amendments to this Agreement and the Loan Documents which consist solely of the making of typographical corrections.

      9.5 Assignments and Participations in Loans.

            (A) Each Lender may assign its rights and delegate its obligations under this Agreement to an Eligible Assignee; provided, that (a) prior to the occurrence of an Event of Default which is continuing such Lender shall first obtain the written consent of Agent and Borrower, which shall not be unreasonably withheld (unless such assignment is required by operation of law),
(b) the amount of Commitments and Loans of the assigning Lender being assigned shall in no event be less than the lesser of (i) $15,000,000 or (ii) the entire amount of the Commitments and Loans of such assigning Lender and (c)(i) each such assignment shall be of a pro rata portion of all such assigning Lender's Loans and Commitments hereunder, and (ii) the parties to such assignment shall execute and deliver to Agent for acceptance and recording a Assignment and Assumption Agreement together with (x) a processing and recording fee of $3,500 payable to Agent and (y) each of the Notes originally delivered to the assigning Lender. Upon receipt of all of the foregoing, Agent shall notify Borrower of such assignment and Borrower shall comply with its obligations under the last sentence of subsection 2.1(G). To the extent of an assignment authorized under this subsection 9.5, upon Agent's receipt and acceptance of the Assignment and Acceptance Agreement and Agent's receipt of the recording fee set forth above, the assignee shall be considered to be a "Lender" hereunder and Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee. The assigning Lender shall be relieved of its obligations hereunder with respect to the assigned portion of its Commitment.

            (B) Each Lender may sell participations in all or any part of any Loans made by it to another Person identified as of June 21, 1998 to Borrower; provided, that any such participation shall be in a minimum amount of $5,000,000, and provided, further, that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (a) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (b) any extension of the Termination Date or the date fixed for any payment of interest payable with respect to any Loan in which such holder participates; and (c) any release of substantially all of the Collateral. Borrower hereby acknowledges and agrees that the participant under each participation shall for purposes of subsections 2.8, 2.9, 2.10, 9.6 and 10.2 be considered to be a "Lender". No such participant shall sell, pledge, assign, sub-participate or otherwise transfer its rights or duties under its participation agreement, without the prior written consent of Agent and Borrower; except to a parent, subsidiary or affiliate of Participant upon prior written notice to Agent and no such sale, pledge, assignment, sub-participation or other transfer shall release Participant from its obligations and liabilities under the Participation Agreement.

            (C) Except as otherwise provided in subsection 9.5(A) no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to Eligible Assignees and participants (including prospective assignees and participants) provided that the Persons obtaining such information agrees to maintain the confidentiality of such information to the extent required by subsection 10.18.

            (D) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

      9.6 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender which has exercised its right to set off shall purchase for cash (and the other Lenders shall sell) participations in each such other Lender's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders, and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and other Obligations in the amount of such participation.

      9.7 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan or Advance before Agent disburses same to Borrower. If Agent elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of such requested Loan no later than (a) 10:00 a.m. (Central time) two Business Days prior to the Funding Date applicable thereto for LIBOR Loans and (b) by 1:00 p.m. Central time on the Funding Date for Base Rate Loans, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account not later than 12:00 p.m. Central time on such Funding Date for LIBOR Loans and 3:00 p.m. Central time for Base Rate Loans.

      9.8 Settlements, Payments and Information.

            (A) Revolving Advances and Payments; Fee Payments.

                  (1) Payments of principal in respect of the Term Loans will be settled on the Business Day received in accordance with the provisions of
Section 2. The Revolving Loan may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 2 and subsection 9.7, Revolving Advances and repayments (except as set forth in subsection 2.1(E)) may be settled according to the procedures described in this subsection 9.8. Notwithstanding these procedures, each Lender's obligation to fund its Pro Rata Share of Advances made by Agent to Borrower will commence on the date such Advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

                  (2) Once each week for the Revolving Loan or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by 12:00 noon Central time as to Base Rate Loans and 3:00 p.m. Central time as to LIBOR Loans by telephone, telex, or telecopy of the amount of each such Lender's Pro Rata Share of the Revolving Loan. In the event payments are necessary to adjust the amount of such Lender's share of the Revolving Loan to such Lender's Pro Rata Share of the Revolving Loan, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. Central time on the Settlement Date.

                  (3) On the first Business Day of each month ("Interest Settlement Date"), Agent will advise each Lender by telephone, telefax or telecopy of the amount of interest and fees charged to and collected from Borrower for the preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement as amended by such Lender from time to time after the date hereof or in the applicable Assignment and Assumption Agreement) not later than 2:00 p.m. Central time on the Interest Settlement Date such Lender's share of such interest and such Lender's Pro Rata Share of such fees.

            (B) Return of Payments

                  (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

                  (2) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

      9.9 Dissemination of Information. Agent will provide Lenders with any information received by Agent from Borrower which is required to be provided to a Lender hereunder; provided, however, that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

      9.10 Discretionary Advances. Agent may, in its sole discretion following an Event of Default which is continuing, make Revolving Advances on behalf of Lenders in an aggregate amount of not more than $250,000 irrespective of any limitations set forth in the Borrowing Base for the purpose of preserving or protecting the Collateral or for incurring any costs associated with collection or enforcing rights or remedies against the Collateral or incurred in any action to enforce this Agreement or any other Loan Document ("Discretionary Advances").

                            SECTION 10. MISCELLANEOUS

      10.1 Expenses and Attorneys' Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all fees, costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses incurred by Agent (including attorneys' fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses incurred by Agent (including attorneys' fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication, and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, costs and expenses incurred by Agent or any Lender in creating, perfecting and maintaining perfection of Liens in favor of Agent, on behalf of Lenders; (d) fees, costs and expenses incurred by Agent in connection with forwarding to Borrower the proceeds of Loans including Agent's or any Lenders' standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Agent or any Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs, expenses (including attorneys' fees and allocated costs of internal counsel) of Agent or any Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise.

      10.2 Indemnity. In addition to the payment of expenses pursuant to subsection 10.1, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Agent and each Lender, and the officers, directors, employees, agents, consultants, auditors, persons engaged by Agent or any Lender, to evaluate or monitor the Collateral, affiliates and attorneys of Agent, Lender and such holders (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Agent or any Lender, Agent's and each Lender's agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the "Indemnified Liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.

      10.3 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Central time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

            If to Borrower:   SKECHERS U.S.A., INC.
                              228 Manhattan Beach Boulevard Suite 200
                              Manhattan Beach, CA  90266
                              Attn:  David Weinberg
                              Telecopy No.:  (310) 318-5019

            If to Agent or    HELLER FINANCIAL, INC.
            to Heller:        505 N. Brand Boulevard
                              Glendale, CA 91203
                              Attn:  CAMG Portfolio Manager
                              Telecopy No.:  (818) 409-1846

            With a copy to:   HELLER FINANCIAL, INC.
                              505 N. Brand Boulevard
                              Glendale, CA 91203
                              Attn:  CAMG Portfolio Manager
                              Telecopy No.:  (818) 246-6380

            If to any Lender: Its address indicated on the signature page hereto, in an Assignment and Assumption Agreement or in a notice to Agent and Borrower or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 10.3.

      10.4 Survival of Representations and Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower and Lender set forth in subsections 10.1, 10.2, 10.6, 10.11, 10.14, and 10.15 (Borrower's agreement to pay fees, agreement to indemnify Lender, the reinstatement of Obligations, agreement as to choice of law and jurisdiction and Borrower's and Lender's waiver of a jury trial) shall survive the payment of the Loans and the termination of this Agreement.

      10.5 Indulgence Not Waiver. No failure or delay on the part of Agent, any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      10.6 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Agent and/or any Lender or Agent and/or any Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

      10.7 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

      10.8 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents.

      10.9 Lenders' Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several and not joint and neither Agent nor any Lender shall be responsible for the obligation or Commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided Agent fails or refuses to exercise any remedies against Borrower after receiving the direction of the Requisite Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

      10.10 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

      10.11 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      10.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, Borrower may not assign its rights or obligations hereunder without the written consent of Lenders; provided, further, however, that Borrower may assign its rights in conjunction with an initial public offering provided that Borrower complies with Subsection 7.6.

      10.13 No Fiduciary Relationship; No Duty; Limitation of Liabilities.

                  (A) No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Agent or any Lender to Borrower.

                  (B) All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent or any Lender shall have the right to act exclusively in the interest of Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower's shareholders or any other Person.

                  (C) Neither Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Agent or any Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Agent or any Lender or any of Agent's or any Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

      10.14 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.

      10.15 WAIVER OF JURY TRIAL. BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER

WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF
REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

      10.16 Construction. Borrower, Agent and each Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, Agent and each Lender.

      10.17 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed via telecopier or facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

      10.18 Confidentiality. Agent and Lenders shall hold all nonpublic information obtained pursuant to the requirements hereof and identified as such by Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure to such of its respective affiliates, officers, directors, employees, agents and representatives as need to know such information in connection with the Loans. If any Lender or its respective affiliates is otherwise a creditor of a Borrower, such Lender may use the information in connection with its other creditors. Agent and Lenders may also make disclosure reasonably required by a bona fide offeree or assignee (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this Section 10.18. In no event shall Agent or any Lender be obligated or required to return any materials furnished by Borrower; provided, however, each offeree shall be required to agree that if it does not become an assignee (or participant) it shall return all materials furnished to it by Borrower in connection herewith.

                  SECTION 11. DEFINITIONS AND ACCOUNTING TERMS

      11.1 Definitions. The following terms used in this Agreement shall have the following meanings:

      "Accounts" means all "accounts" (as defined in the UCC), accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by Borrower arising or resulting from the sale of goods or the rendering of services, whether or not earned by performance.

      "Additional Mortgaged Property" means all real property owned or leased by Borrower or its Subsidiaries in which Agent requires a mortgage to secure the Obligations after the Closing Date.

      "Advance" shall mean an advance under the Swingline Loan or Revolving
Loan.

      "Affiliate" means any Person (other than Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, any Loan party; (b) directly or indirectly owning or holding 5% or more of any equity interest in Borrower; (c) 5% or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Borrower; or (d) which has a senior officer who is also a senior officer of Borrower. For purposes of this definition, "control" (including with correlative meaning, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

      "Agent" means Heller in its capacity as agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to subsection 9.1(G).

      "Agent's Account" means ABA No. 0710-0001-3, Account No. 52-98695 at First National Bank of Chicago, One First National Plaza, Chicago, IL 60670,
Reference: Heller Business Credit for the benefit of Skechers U.S.A., Inc.

      "Agent's Fee Letter" means that certain letter agreement between Agent and Borrower dated September 4, 1998 in respect to certain fees payable to Agent in respect of administering this Agreement.

      "Agreement" means this Loan and Security Agreement, as it may be amended, restated, supplemented or otherwise modified form time to time.

      "Asset Disposition" means the disposition by Borrower or any of its Subsidiaries, whether by sale, lease, transfer loss, damage, destruction, condemnation or otherwise, of any or all of the computer and material handling equipment that was purchased utilizing the proceeds of Term Loan A.

      "Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit A.

      "Bank Letter of Credit" means each letter of credit issued by a bank acceptable to and approved by Agent for the account of Borrower and supported by a risk participation agreement issued by Agent.

      "Base Rate" means a variable rate of interest per annum equal to the higher of (a) the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate in Federal Reserve Statistical Release H.15(519) entitled "Selected Interest Rates" or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent or the prime commercial lending rate in effect from time to time as announced by The Chase Manhattan Bank, N.A., and two other referenced institutions, prime commercial, or (b) the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York, plus one-half of one percent (0.50%). In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan rate or its equivalent, the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate", "reference rate", "base rate", or other similar rate announced from time to time by any of the three largest banks located in New York City, New York (the understanding that any such rate may merely be reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank).

      "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate.

      "Borrower's Accountants" means the independent certified public accountants selected by Borrower and its Subsidiaries and reasonably acceptable to Agent, which selection shall not be modified during the term of this Agreement without Agent's prior written consent.

      "Borrowing Base" has the meaning assigned to that term in subsection 2.1(B)(2).

      "Borrowing Base Certificate" means a certificate and schedule duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit B.

      "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Illinois, Pennsylvania or California, or is a day on which banking institutions located in any such state are closed, or for the purposes of LIBOR Loans only, a day on which commercial banks are open for dealings in Dollar deposits in the London, England (U.K.) market.

      "Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months from the date of acquisition thereof; (b) commercial paper maturing no more than six months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposit or bankers' acceptances maturing within six months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than $250,000,000 and not subject to set off rights in favor of such bank.

      "Closing Date" means September 4, 1998.

      "Collateral" has the meaning assigned to that term in subsection 2.7.

      "Commitment" or "Commitments" means the commitment or commitments of Lenders to make Loans as set forth in subsections 2.1(A) and/or 2.1(B) and to provide Lender Letters of Credit as set forth in subsection 2.1(H).

      "Compliance Certificate" means a certificate duly executed by the chief executive officer or chief financial officer of Borrower appropriately completed and in substantially in the form of Exhibit B.

      "Default" means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

      "Default Rate" has the meaning assigned to that term in subsection 2.2.

      "Defaulted Amount" means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Agent or any other Lender hereunder or under any other Loan Document which has not been so paid.

      "Defaulting Lender" means, at any time, any Lender that owes a Defaulted Amount.

      "Discretionary Advance" has the meaning assigned to such term in subsection 9.10.

      "Eligible Assignee" shall mean (a) a commercial bank, savings bank or a commercial finance company, in each case organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000 (or $250,000,000 in the case of an assignment of a Revolving Loan Commitment); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (of $250,000,000 in the case of an assignment of a Revolving Loan Commitment); provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (c) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies, and (d) a Person that is primarily engaged in the business of lending that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; provided, however, that no Affiliate of Borrower shall be an Eligible Assignee.

      "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

      "Environmental Claims" means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

      "Environmental Laws" means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal of the protection of human health or safety, plant life or animal life, natural resources or the environment.

      "Equipment" means all "equipment" (as defined in the UCC), all furniture, furnishings, fixtures, machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statues and all rules and regulations promulgated thereunder.

      "ERISA Affiliate", as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as single employer within the meaning of
Section 414(b) and (c) of the IRC.

      "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Board of Governors of the Federal Reserve System as the Federal Funds Rate or Federal Reserve Statistical Release H.15(519) entitled "Selected Interest Rates" or any successor publication of the Federal Reserve System reporting the Federal Funds Effective Rate or its equivalent or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Agent from three Federal funds brokers of recognized standing selected by Agent.

      "Fiscal Month" means each month of each Fiscal Year.

      "Fiscal Year" means each twelve month period ending on the last day of December in each year.

      "Funding Date" means the date of each funding of a Loan or issuance of a Lender Letter of Credit.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

      "Guarantor" has the meaning ascribed to such term in the Recitals.

      "Guarantor Cash Collateral" means $13,250,000 pledged by Guarantor under the Cash Collateral Pledge Agreement to secure its obligations to Agent pursuant to the Guaranty.

      "Guaranty" means the Guaranty of Borrower's Obligations executed by Guarantor.

      "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

      "Indebtedness", as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non recourse to the creditor of that Person; (f) obligations in respect of letters of credit and (g) any advances under any factoring arrangement.

      "Intangible Assets" means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, Intellectual Property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

      "Intellectual Property" means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

      "Interest Determination Date" for a LIBOR Loan will be the second London Banking Day preceding the beginning of the next Interest Period elected by Borrower.

      "Interest Period" means relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan pursuant to subsection 2.2(D), and shall end on (but exclude) the day which numerically corresponds to such date one, two or three months thereafter (or, if the applicable month has no numerically corresponding day, on the last Business Day of such month), in either case as Borrower may select in its relevant notice pursuant to subsection 2.2; provided, however:

            (a) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date of such Loan;

            (b) in the case of successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

            (c) if an Interest Period expiration date is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period expiration date is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

            (d) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part
(e) below, end on the last Business Day of a calendar month;

            (e)   no Interest Period shall extend beyond the Termination Date;

            (f) no Interest Period may extend beyond a scheduled principal payment date unless the sum of (A) the aggregate principal amount of Loans that are Base Rate Loans or that have Interest Periods expiring on or before such date and (B) the amount by which the Maximum Revolving Loan Amount is greater than the total outstanding Revolving Loan on the date such Interest Period is being requested, equals or exceeds (ii) the principal amount required to be paid on the Loans on such scheduled principal payment date; and

            (g) there shall be no more than five (5) Interest Periods relating to LIBOR Loans outstanding at any time.

      "Inventory" means all "inventory" (as defined in the UCC), including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person's business, and goods which are returned or repossessed.

      "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

      "Landlord Waiver and Consent" means an agreement in form and substance satisfactory to Agent permitting Agent access to Borrower's retail locations following a default and the agreement of such landlord as to the priority right of Agent in any Inventory located thereat.

      "Lender Letter of Credit" has the meaning assigned to that term in subsection 2.1(G).

      "Letter of Credit Liability" means, all reimbursement and other liabilities of Borrower or any of its Subsidiaries with respect to each Lender Letter of Credit, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by any Lender issuing a Lender Letter of Credit or any bank issuing a Bank Letter of Credit to the extent not reimbursed; and (c) all unpaid interest, fees and expenses related thereto.

      "Letter of Credit Reserve" means, at any time, an amount equal to (a) 50% of the aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at such time plus, without duplication, (b) the aggregate amount theretofore paid by Agent or any Lender under Lender Letters of Credit and not debited to the Loan Account pursuant to subsection 2.1(G)(2) or otherwise reimbursed by Borrower.

      "Liabilities" shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.

      "LIBOR" means, for each Interest Period, a rate determined in accordance with the following provisions:

      (a) LIBOR will be either: (i) the rate for deposits in U.S. dollars for the relevant Interest Period commencing on the second London Banking Day immediately following that Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that Interest Determination Date ("LIBOR Telerate") or (ii) the arithmetic mean of the offered rates for deposits in U.S. dollars for the relevant Interest Period commencing on the second London Banking Day immediately following that Interest Determination Date, that appear on the Reuters Screen LIBOR Page as of 11:00 a.m. London time, on that Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Services (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (b) below.

      (b) With respect to an Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (a)(ii) above, or on which no rate appears on Telerate Page 3750, as specified in (a)(i) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the relevant Interest Period are offered at approximately 11:00 a.m. London time, on that Interest Determination Date by four major banks in the London interbank market selected by Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Banking Day immediately following that Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time, on that Interest Determination Date by three major banks in the City of New York selected by Agent for loans in U.S. dollars to leading European banks for the relevant Interest Period commencing on the second London Banking Day immediately following that Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by Agent are not quoting as mentioned in this sentence, LIBOR with respect to such Interest Determination Date will be the rate of LIBOR in effect on such date.

      The rate determined by either (a) or (b) shall be divided by a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal, special emergency or other reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (such rate to be adjusted to the nearest (1/16 of 1%) or, if there is not a nearest (1/16 of 1%), to the next higher (1/16 of 1%).

      "LIBOR Loans" means at any time that portion of the Loans bearing interest at rates determined by reference to LIBOR.

      "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

      "Loan" or "Loans" means an advance or advances under the Term Loan Commitment, the Swingline Loans or the Revolving Loan Commitment.

      "Loan Documents" means this Agreement, the Guaranty, the Subsidiary Guaranty, the Cash Collateral Pledge Agreement and all other documents, instruments and agreements executed by or on behalf of Borrower, Borrower's Subsidiaries or any Guarantor and delivered concurrently herewith or at any time hereafter to or for Agent or any Lender in connection with the Loans, any Lender Letter of Credit, and any other transaction contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

      "Loan Party" means each of Borrower, Borrower's Subsidiaries, any Guarantor and any other Person (other than Agent or any Lender) which is or becomes a party to any Loan Document.

      "Loan Year" means each period of 12 consecutive months commencing on the Closing Date and on each anniversary thereof.

      "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London Interbank market.

      "Material Adverse Effect" means a material adverse effect upon (a) the business, operations, prospects, properties, assets or condition (financial or otherwise) of any Loan Party on an individual basis or taken as a whole or (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce or collect any of the Obligations.

      "Maximum Revolving Loan Amount" has the meaning assigned to that term in subsection 2.1(B)(1).

      "Maximum Swingline Loan Amount" means at any time the lesser of (i) $2,000,000, (ii) the Revolving Loan Commitments of all Lenders at such time and
(iii) that amount which is the Borrowing Base at such time, less the sum of (x) the Revolving Loan at such time, (y) the Term Loans at such time and (z) the Letter of Credit Reserve at such time.

      "Net Worth" means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or less accumulated deficit) calculated in conformity with GAAP.

      "Notes" means the Revolving Note, the Term Notes and the Swingline Note.

      "Notice of Borrowing" means a Notice duly executed by an authorized representative of Borrower appropriately completed and in the form of Exhibit E.

      "Notice of Conversion/Continuation" has the meaning assigned to that term in subsection 2.2(D).

      "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or to any Lender under the Loan Documents (whether incurred before or after the Termination Date) including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, cost and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law.

      "Overadvance Amount" means $2,000,000.

      "Permitted Encumbrances" means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims for taxes, assessments or other governmental charges not yet due and payable; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money; (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries; (e) Liens for purchase money obligations, provided that (i) the purchase of the asset subject to any such Lien is permitted under subsection 6.5, (ii) the Indebtedness secured by any such Lien is permitted under subsection 7.1, and (iii) such Lien encumbers only the asset so purchased; (f) Liens in favor of Agent, on behalf of Lenders, and
(g) Liens securing not more than $2,500,000 in lease purchase debt on specified equipment as set forth on Schedule 11.1.A.

      "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

      "Pro Rata Share" means (a) with respect to matters relating to a particular Commitment of a Lender, the percentage obtained by dividing (i) such Commitment of that Lender by (ii) all such Commitments of all Lenders and (b) with respect to all other matters, the percentage obtained by dividing (i) the Total Loan Commitment of a Lender by (ii) the Total Loan Commitments of all Lenders, in either case as such percentage may be adjusted by assignments permitted pursuant to subsection 9.5; provided, however, if any Commitment is terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing (x) the aggregate amount of such Lender's outstanding Loans related to such Commitment by (y) the aggregate amount of all outstanding Loans related to such Commitment.

      "Projections" means Borrower's forecasted consolidated and consolidating;
(a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a division by division and Subsidiary by Subsidiary basis consistent with Borrower's historical financial statements and based upon good faith estimates and assumptions by Borrower believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

      "Requisite Lenders" means Lenders, (other than a Defaulting Lender), holding or being responsible of 51% or more of the sum of (a) outstanding Loans,
(b) outstanding Letter of Credit Liability and (c) unutilized Commitments of all Lenders which are not Defaulting Lenders.

      "Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Indebtedness owing to any Affiliate or in respect of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by Borrower or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

      "Revolving Advance" means each advance made by Lender(s) pursuant to subsection 2.1(B).

      "Revolving Loan" means the outstanding balance of all Revolving Advances and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

      "Revolving Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make Revolving Advances pursuant to subsection 2.1(B), and to purchase participations in Lender Letters of Credit pursuant to subsection 2.1(G) and without duplication to purchase participation in the Swingline Loan pursuant to subsection 2.1(D) in the aggregate amount set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Assignment and Assumption Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Advances and to purchase participations in Lender Letters of Credit.

      "Revolving Note" means each promissory note of Borrower in form and substance reasonably acceptable to Agent, issued to evidence the Revolving Loan Commitments.

      "Scheduled Installment" has the meaning assigned to that term in subsection 2.1(A).

      "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

      "Subsidiary Guarantor" has the meaning ascribed to such term in the Recitals.

      "Subsidiary Guaranty" means the Continuing Guaranty of Borrower's Obligations executed by Subsidiary Guarantor.

      "Swingline Advance" means each advance made by Swingline Lender pursuant to subsection 2.1(D).

      "Swingline Lender" means Heller, or if Heller shall resign as Swingline Lender, another Lender selected by Agent and reasonably acceptable to Borrower.

      "Swingline Loan" means the outstanding balance of all Swingline Advances and any amounts added to the principal balance of the Swingline Loan pursuant to this Agreement.

      "Swingline Note" means the promissory note of Borrower in form and substance acceptable to Agent, issued to evidence the Swingline Loan.

      "Tangible Net Worth" of any Person means as of any date, an amount equal to: (a) Net Worth of such Person; less (b) Intangible Assets of such Person; less (c) prepaid expenses of such Person in excess of $250,000; less (d) all obligations owed to such Person by any Affiliate of such Person or any of its Subsidiaries; and less (e) all loans by such Person to its officers, stockholders, Subsidiaries or employees (determined in each case in conformity with GAAP) plus (f) the unpaid amount of Term Loan B.

      "Tax Distributions" means, for so long as Borrower is a Subchapter S corporation, dividends declared and paid by Borrower to its shareholders with respect to any tax year in which Borrower earns taxable income in an amount equal to the product of (a) income related to such person's ownership interest in Borrower multiplied by (b) the sum of the highest effective individual federal and state income tax rates in a state in which such shareholder resides which were applicable in such year.

      "Term Loans" means the unpaid balance of the term loans made pursuant to subsection 2.1(A).

      "Term Loan A" means the advances made pursuant to subsection 2.1(A)(1).

      "Term Loan B" means the advances made pursuant to subsection 2.1(A)(2).

      "Term Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make its Pro Rata share of the Term Loans in the maximum aggregate amount set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Assignment and Assumption Agreements, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loans.

      "Term Note" means the promissory notes of Borrower in form and substance acceptable to Agent, issued to evidence the Term Loan Commitment.

      "Total Loan Commitment" means as to any Lender the aggregate commitments of such Lender with respect to its Revolving Loan Commitment and Term Loan Commitment.

      "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Illinois, as amended from time to time, and any successor statute.

      "Working Capital" means as to any Person: (a) current assets; less (b) current liabilities; and less (c) the amount of any obligations owed to such Person or any of its Subsidiaries by any Affiliate of such Person or any of its Subsidiaries.

      11.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent or any Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Requisite Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means(a) changes in accounting principles required by GAAP and implemented by Borrower; and (b) changes in accounting principles recommended by Borrower's Accountants. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.

      11.3 Other Definitional Provisions. References to "Sections," "subsections," "Riders," "Exhibits," "Schedules", and "Addendums" shall be to Sections, subsections, Riders, Exhibits, Schedules and Addendums, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 11.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such

      11.4 Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

      Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                    SKECHERS U.S.A., INC.


                                    By: /s/ David Weinberg
                                        ---------------------

                                    Title: Chief Financial
                                           Officer
                                          -------------------

                                    FEIN:
                                          -------------------



                                    HELLER FINANCIAL, INC.



                                    By: /s/ Nora Bose
                                        ---------------------

                                    Title: Assistant Vice
                                           President
                                           ------------------

                                    Revolving Loan Commitment:
                                    $120,000,000

                                    Term Loan A Commitment:
                                    $2,775,000

                                    Term Loan B Commitment:
                                    $13,250,000

RIDERS

A. Conditions Rider
B. Reporting Rider
C. Financial Covenants Rider

EXHIBITS:

A.    Borrowing Base Certificate
B.    Compliance Certificate
C.    Inventory Report
D.    Reconciliation Report
E.    Notice of Borrowing
F.    Notice of Conversion/Continuation

SCHEDULES:

3.1(A) List of Closing Documents
4.1(B) Capitalization of Loan Parties
4.6 Business and Trade Names (Present and Past Five Years); Location of Principal Place of Business, Books and Records and Collateral
4.12 Intellectual Property
4.12(A) Licensing Agreements
4.19 Bank Accounts
4.20 Employee Matters
7.1 Indebtedness
7.11 Subsidiaries
11.1. A Other Liens

                               CONDITIONS RIDER


      This Conditions Rider is attached to and made a part of that certain Amended and Restated Loan and Security Agreement dated as of September 4, 1998 and entered into among Borrower, Agent and Lenders.

            (A) Closing Deliveries. Agent shall have received, in form and substance satisfactory to Agent and Lenders, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Agent may at any time reasonably request.

            (B) Security Interests. Agent and Lenders shall have received satisfactory evidence that all security interests and liens granted to Agent for the benefit of Lenders pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

            (C) Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrower to Agent after the Closing Date and approved by Agent.

            (D) Fees. With respect to Loans or Lender Letters of Credit to be made or issued on the Closing Date, Borrower shall have paid all fees due to Agent, Lender or any participant of any Lender and payable on the Closing Date.

            (E) No Default. No event shall have occurred and be continuing or would result from funding a Loan or issuing a Lender Letter of Credit requested by Borrower that would constitute an Event of Default or a Default.

            (F) Performance of Agreements. Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

            (G) No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Agent or any Lender from making any Loans or issuing any Lender Letters of Credit.

            (H) No Litigation. There shall not be pending or, to the knowledge of Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries that has not been disclosed to Agent by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Agent, would reasonably be expected to have a Material Adverse Effect.

            (I) Initial Funding Date. Solely in respect of the initial funding of Loans, Borrower's tax assumptions, capital, organization, ownership and legal structure must be satisfactory to Agent and not impair the ability of the Agent to enforce any claims against the Collateral; all Collateral must be freely pledgeable as collateral security for the Loans subject to Borrower's reasonable commercial efforts to obtain, where applicable, landlord consents and warehouseman waivers in accordance with procedures to be determined by mutual agreement of Agent and Borrower.

                                REPORTING RIDER


      This Reporting Rider is attached and made a part of that certain Amended and Restated Loan and Security Agreement, dated as of September 4, 1998 and entered into among Borrower, Agent and Lenders.

            (A) Monthly Financials. As soon as available and in any event within forty-five (45) days after the end of each month, Borrower will deliver (1) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

            (B) Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower will deliver: (1) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; and (3) a report with respect to the financial statements from Borrower's Accountants, which report shall be unqualified as to going concern and scope of audit of Borrower and its Subsidiaries and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by Borrower's Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of Borrower and its Subsidiaries, including (a) consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of income of Borrower and its Subsidiaries showing intercompany eliminations.

            (C) Accountants' Certification and Reports. Together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to paragraph (C) above, Borrower will deliver a written statement by Borrower's Accountants (1) stating that the examination has included a review of the terms of this Agreement as same relate to accounting matters and (2) stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted to Borrower by Borrower's Accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by Borrower's Accountants, including the comment letter submitted by Borrower's Accountants to management in connection with their annual audit.

            (D) Compliance Certificate. Together with the delivery of each set of financial statements referenced in paragraphs (A), (B) and (C) above, Borrower will deliver a Compliance Certificate, together with copies of the calculations and work-up employed to determine Borrower's compliance or noncompliance with the financial covenants set forth in the Financial Covenants Rider.

            (E) Borrowing Base Certificates, Registers and Journals. On the first Business Day of each week, Borrower shall deliver to Agent: (1) a Borrowing Base Certificate in the form of Exhibit A updated to reflect the most recent sales and collections of Borrower and an assignment schedule of all Accounts created by Borrower; (2) an invoice register or sales journal describing all sales of Borrower, in form and substance satisfactory to Agent, and, if Agent so requests, copies of invoices evidencing such sales and proofs of delivery relating thereto; (3) a cash receipts journal; and (4) an adjustment journal, setting forth all adjustments to Borrower's accounts receivable.

            (F) Reconciliation Reports, Inventory Reports and Listings and Agings. On the Closing Date and on the first Business Day of each week thereafter, Borrower will deliver to Agent: (1) an aged trial balance of all then existing Accounts; and (2) an Inventory Report duly executed by an officer of Borrower and substantially in the form of Exhibit C as of the last day of the previous week. On the first Business Day of each week and five (5) days after the last day of each month, and from time to time upon the request of Agent, Borrower will deliver to Agent: (1) a reconciliation report duly executed by the chief executive officer of chief financial officer of Borrower and substantially in the form of Exhibit D as at the last day of such period; (2) an aged trial balance of all then existing accounts payable; and (3) a detailed inventory listing and cover summary report. All such reports shall be in form and substance satisfactory to Agent.

            (G) Management Report. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to paragraphs (A) and (B) above, Borrower will deliver a management report (to the extent provided to Borrower): (1) describing the operations and financial condition of Borrower and its Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed; (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered to Lenders pursuant to paragraph (L) below; and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

            (H) Appraisals. From time to time, upon the request of Agent, Borrower will obtain and deliver to Agent, at Borrower's expense, appraisal reports in form and substance and from appraisers satisfactory to Agent, stating the then current fair market and orderly liquidation values of all or any portion of the Collateral; provided, however, so long as no Default or Event of Default is continuing, Agent shall not request an appraisal as to any particular category of Collateral to be performed more than once every Loan Year at Borrower's expense.

            (I) Government Notices. Borrower will deliver to Agent promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or Borrower's payment or non-payment of any taxes including any tax audit.

            (J) Events of Default, etc. Promptly (but in any event not later than three (3) Business Days) upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate of Borrower's chief executive officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default; or (3) any Material Adverse Effect.

            (K) Projections. As soon as available and in any event not later than each April 30 and October 31, Borrower will deliver consolidated and consolidating Projections of Borrower and its Subsidiaries for the forthcoming twelve (12) months on a month to month basis.

            (L) Other Information. With reasonable promptness, Borrower will deliver such other information and data as Agent may reasonably request from time to time.



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


                           FINANCIAL COVENANTS RIDER

      This Financial Covenants Rider is attached and made a part of that certain Amended and Restated Loan and Security Agreement, dated as of September 4, 1998 and entered into among Borrower, Agent & Lenders.


            (A) Tangible Net Worth. Prior to June 30, 1998, Borrower shall maintain Tangible Net Worth of at least $13,000,000. On or after June 30, 1998, Borrower shall maintain Tangible Net Worth of at least $20,000,000 as at the end of each Fiscal Month.

            (B) Working Capital. Prior to June 30, 1998, Borrower shall maintain Working Capital as at the end of each Fiscal Month of at least $10,000,000. On and after June 30, 1998, Borrower shall maintain Working Capital of at least $14,000,000 as at the end of each Fiscal Month.

            (C) Ratio of Indebtedness to Tangible Net Worth. As at the end of each Fiscal Month, the ratio of (a) Borrower's Indebtedness, on a consolidated basis, to (b) Borrower's Tangible Net Worth shall not be greater than 4.0:1.0.



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